Exhibit 2.1

Execution

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEACOAST BANKING CORPORATION OF FLORIDA

SEACOAST NATIONAL Bank

VILLAGES BANCORPORATION, INC.

AND

CITIZENS FIRST BANK

Dated as of May 29, 2025

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ARTICLE 5 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		47

5.1	Conditions to Obligations of Each Party	47
5.2	Conditions to Obligations of Seacoast	48
5.3	Conditions to Obligations of the Company	50

ARTICLE 6 TERMINATION		50

6.1	Termination	50
6.2	Effect of Termination	51

ARTICLE 7 MISCELLANEOUS		51

7.1	Definitions	51
7.2	Non-Survival of Representations and Covenants	61
7.3	Expenses	61
7.4	Termination Fee	61
7.5	Entire Agreement	62
7.6	Amendments	62
7.7	Waivers	62
7.8	Assignment	63
7.9	Notices	63
7.10	Governing Law	63
7.11	Counterparts	64
7.12	Captions	64
7.13	Interpretations	64
7.14	Severability	64
7.15	Attorneys’ Fees	64
7.16	Waiver of Jury Trial	64
7.17	Confidential Supervisory Information	64
7.18	Delivery by Electronic Transmission	65

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LIST OF EXHIBITS

Exhibit	Description

A	Bank Merger Agreement

B	Form of Shareholder Support Agreement

C	Form of Claims Letter

D	Form of Restrictive Covenant Agreement

E	Form of Certificate of Designation of SBC Preferred Stock Consideration

F	Form of Shareholders Agreement

G	Form of Developer Support Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 29, 2025, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly-owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), Villages Bancorporation, Inc., a Florida corporation (“VBI”) and Citizens First Bank, a Florida state-chartered bank and wholly-owned subsidiary of VBI (the “Bank” and collectively with VBI, the “Company”).

Preamble

WHEREAS, the Boards of Directors of SBC and VBI have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and VBI and each of SBC and VBI’s shareholders;

WHEREAS, this Agreement provides for the acquisition of VBI by SBC pursuant to the merger of VBI with and into SBC (the “Merger”) and the merger of the Bank with and into SNB (the “Bank Merger”) pursuant to the terms of the Plan of Merger and Merger Agreement between SNB and the Bank attached hereto as Exhibit A (the “Bank Merger Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, (i) the Company’s directors, (ii) certain of the Company’s executive officers and (iii) beneficial holders of five percent (5%) or more of the outstanding shares of VBI Capital Stock, have executed and delivered to SBC an agreement in substantially the form of Exhibit B (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of VBI Capital Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1          Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4 herein), VBI shall be merged with and into SBC in accordance with the provisions of the FBCA. SBC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of VBI shall thereupon cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2          Bank Merger. Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, immediately following the Merger, the Bank shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215a and with the effect provided in 12 U.S.C. Section 215a. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its discretion. The directors of the Surviving Bank as of the Effective Time shall consist of the directors of SNB immediately prior to the Effective Time.

1.3          Time and Place of Closing. Unless otherwise mutually agreed to by Seacoast and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta time, on the date when the Effective Time is to occur (the “Closing Date”).

1.4          Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause articles of merger to be filed with the Secretary of State of the State of Florida as provided in the FBCA (the “Articles of Merger”). The Merger shall take effect when the Articles of Merger become effective (the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur as soon as reasonably practicable; provided that the parties shall cause the Effective Time to occur on a mutually agreeable date within ten (10) Business Days following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

1.5          Conversion of VBI Capital Stock.

(a)            The consideration which all of the Company shareholders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.” The Aggregate Merger Consideration is intended to be delivered in the form of twenty-five percent (25%) in cash and seventy-five percent (75%) in shares of SBC Common Stock and SBC Preferred Stock. At the Effective Time, in each case subject to Section 1.5(d), Section 1.9, and excluding Dissenting Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each shareholder of VBI Capital Stock shall have the right to elect to have each share of such shareholder’s VBI Capital Stock that is issued and outstanding immediately prior to the Effective Time converted into the right to receive, subject to the terms herein (including the proration procedures) one of the following: (i) an amount in cash equal to $1,000.00 (the “Per Share Cash Consideration”), (ii) subject to Section 1.5(f), the number of shares of validly issued, fully paid and nonassessable shares of SBC Common Stock that is equal to the Exchange Ratio (the “Per Share Stock Consideration”), or (iii) subject to Section 1.5(f), a combination of twenty-five percent (25%) Per Share Cash Consideration and seventy-five percent (75%) Per Share Stock Consideration, subject to the proration procedures set forth in Section 1.9 (the “Combination Consideration”). In addition, each shareholder of VBI Capital Stock shall have the right to elect to receive shares of non-voting convertible SBC preferred stock as defined by the Certificate of Designation attached as Exhibit E, solely to the extent required and as provided by Section 1.5(f) (the “SBC Preferred Stock Consideration” and, collectively with the Per Share Cash Consideration, the Per Share Stock Consideration, and the Combination Consideration, the “Merger Consideration”). The Parties further agree that if VBI’s Consolidated Tangible Shareholders’ Equity as of the Measuring Date is less than $459.9 million or the Bank’s general allowance for loan and lease losses shall be less than 1.76% of total loans and leases outstanding, Seacoast shall have the option to adjust the Merger Consideration downward by an amount (the “Merger Consideration Adjustment”) calculated in accordance with Schedule 1.5(a) of the Seacoast Disclosure Letter. At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected VBI Consolidated Tangible Shareholders’ Equity amount as of the Closing Date.

(b)            At the Effective Time, all shares of VBI Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of VBI Capital Stock (the “VBI Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(c), provided, however, that any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.

(c)            Notwithstanding any other provision of this Agreement, each holder of shares of VBI Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock or SBC Preferred Stock (after taking into account all VBI Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Average Closing Price less any applicable withholding Taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares. For purposes of determining any fractional share interest, all shares of VBI Capital Stock owned by a VBI Shareholder shall be combined so as to calculate the maximum number of whole shares of SBC Common Stock and SBC Preferred Stock issuable to such VBI Shareholder.

(d)            If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or VBI Capital Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(e)            Each share of VBI Capital Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of VBI Capital Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

(f)            The Parties agree that no Preferred Stock Electing Shareholder shall receive shares of SBC Common Stock as part of the Per Share Stock Consideration or the Combination Consideration that, when aggregated with shares of SBC Common Stock to be received as a part of the Per Share Stock Consideration or the Combination Consideration or otherwise held by such shareholder’s immediate family members and affiliates for purposes of 12 C.F.R. § 225.41 of Regulation Y (the “Acting in Concert Group”), would result in such Preferred Stock Electing Shareholder holding shares of SBC Common Stock representing more than 9.75% of the outstanding SBC Common Stock as of immediately following the Effective Time, giving effect to the Closing and the issuance of the Merger Consideration hereunder (the “Voting Stock Consideration Limit”). If any Preferred Stock Electing Shareholder would, without giving effect to this Section 1.5(f), otherwise receive shares of SBC Common Stock as part of the Per Share Stock Consideration or the Combination Consideration that, when aggregated with shares of SBC Common Stock to be received as a part of the Per Share Stock Consideration or the Combination Consideration, or otherwise held, by the Acting in Concert Group, would exceed the Voting Stock Consideration Limit, such Preferred Stock Election Shareholder shall receive 1/1000th share of SBC Preferred Stock Consideration for every share of VBI Capital Stock that may not be converted into SBC Common Stock as a consequence of the Voting Stock Consideration Limit. Shares of SBC Preferred Stock Consideration to be received by Preferred Stock Electing Shareholders shall be allocated among the Preferred Stock Electing Shareholders in proportion to the total number of shares of SBC Common Stock that would have been received by such Preferred Stock Electing Shareholders but for the application of this Section 1.5(f).

1.6          SBC Common Stock. At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.

1.7          Organizational Documents of Surviving Corporation; Directors and Officers.

(a)            The Organizational Documents of SBC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

(b)            The directors of the Surviving Corporation as of the Effective Time shall consist of the directors of SBC immediately prior to the Effective Time. The officers of SBC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

1.8          Tax Consequences. It is the intention of the Parties to this Agreement that the Merger and the Bank Merger, for federal income tax purposes, shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger and/or the Bank Merger contemplated by this Agreement to ensure that the Merger and the Bank Merger each qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, that no such revision to the structure of the Merger or the Bank Merger shall (a) result in any changes in the amount or type of the consideration that the holders of shares of VBI Capital Stock are entitled to receive under this Agreement (other than as contemplated in the Shareholders Agreement), (b) adversely affect the tax treatment of the Merger and/or the Bank Merger with respect to VBI shareholders as a result of the transactions contemplated by this Agreement, (c) reasonably be expected to materially impede or delay consummation of the Merger, or (d) require submission to or approval of VBI’s shareholders after this Agreement has been approved by VBI’s shareholders. SBC may exercise this right of revision by giving written notice to VBI in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.

1.9          Election and Proration Procedures.

(a)            Subject to the proration procedures set forth in this Section 1.9 below, each holder of record of shares of VBI Capital Stock (excluding shares to be canceled pursuant to Section 1.5(e) and Dissenting Shares) will be entitled to elect to receive for each such share (i) the Per Share Cash Consideration (a “Cash Election”); or (ii) the Per Share Stock Consideration (a “Stock Election”); or (iii) a combination of twenty-five percent (25%) Per Share Cash Consideration and seventy-five percent (75%) Per Share Stock Consideration (a “Combination Election”). In addition, each shareholder of VBI Capital Stock shall have the right to elect to receive shares of SBC Preferred Stock Consideration in lieu of shares of SBC Common Stock pursuant to a Stock Election or Combination Election, solely to the extent required and as approved by Section 1.5(f) (a “Preferred Stock Election”). All such elections shall be made on a form designed for that purpose as SBC shall reasonably specify and as shall be reasonably acceptable to VBI (an “Election Form”). Holders of record of shares of VBI Capital Stock who hold such shares as nominees, trustees or in other representative capacities (“Nominees”) may submit multiple Election Forms, provided that such Nominee certifies that each such Election Form covers all the shares of VBI Capital Stock held by each such Nominee for a particular beneficial owner.

(b)            The maximum number of shares of VBI Capital Stock to be converted into the right to receive Per Share Cash Consideration for such shares, consisting of (i) those shares subject to Cash Elections and (ii) those shares subject to the cash portion of Combination Elections shall be twenty-five percent (25%) of the number of Outstanding VBI Shares (including shares to be canceled and retired pursuant to Section 1.5(e) and Dissenting Shares) (the “Maximum Cash Election Number”). The maximum number of shares of VBI Capital Stock to be converted into the right to receive Per Share Stock Consideration for such shares, consisting of (i) those shares subject to Stock Elections and (ii) those shares subject to the stock portion of Combination Elections, shall be seventy-five percent (75%) of the number of Outstanding VBI Shares (including shares to be canceled and retired pursuant to Section 1.5(e) and Dissenting Shares) (the “Maximum Stock Election Number”). Notwithstanding the foregoing, the percentages used in the preceding definitions are subject to waiver or modification pursuant to Section 1.9(g)(iii) and issuance of the SBC Preferred Stock Consideration in the event the Voting Stock Consideration Limit is reached with respect to any election.

(c)            The Election Form shall be mailed on a date to be mutually agreed by the Parties that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as the Parties shall mutually agree (the “Mailing Date”) to each holder of record of VBI Capital Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(d)            SBC shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of VBI Capital Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and VBI shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(e)            Any VBI Capital Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any VBI Certificates or book-entry shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related VBI Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as the Parties shall agree) (the “Election Deadline”) (other than VBI Capital Stock to be cancelled in accordance with Section 2.1 and other than Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Stock Election with respect to such No Election Shares, subject to any proration or redesignation per Section 1.9(g) of this Agreement and subject to the requirement to issue SBC Preferred Stock Consideration in the event the Voting Stock Consideration Limit is reached. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(f)            Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any VBI Certificates or book-entry shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related VBI Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of VBI Capital Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of VBI Capital Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of SBC, SNB, VBI, the Bank or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(g)            Proration and Redesignation. Not later than ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, SBC shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(i)            All shares of VBI Capital Stock which are subject to Cash Elections, and that portion of shares of VBI Capital Stock which are subject to Combination Elections and would, but for the application of this Section 1.9(g), be converted into Per Share Cash Consideration, are referred to herein as “Cash Election Shares.” All shares of VBI Capital Stock which are subject to Stock Elections, and that portion of shares of VBI Capital Stock which are subject to Combination Elections and would, but for the application of this Section 1.9(g), be converted into Per Share Stock Consideration, are referred to herein as “Stock Election Shares.”

(ii)           If, after the results of the Election Forms are calculated, the number of shares of VBI Capital Stock to be converted into shares of SBC Common Stock exceeds the Maximum Stock Election Number, subject to any requirement to issue SBC Preferred Stock Consideration, SBC shall cause the Exchange Agent to determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number is achieved.

(iii)          If, after the results of the Election Forms are calculated, the number of shares of VBI Capital Stock to be converted into cash exceeds the Maximum Cash Election Number, SBC shall cause the Exchange Agent to determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved.

(iv)          Notwithstanding the foregoing, SBC may, in its sole discretion, taking into account the actual results of the election process described in Section 1.9, direct at any time prior to the Effective Time that the redesignation procedures provided in this Section 1.9(g) be waived in whole or in part. In such event, the percentage limits specified in Section 1.9(b) for the Maximum Cash Election Number and the Maximum Stock Election Number, respectively, shall be disregarded and the procedures provided for in clause (ii) above shall be applied substituting such percentage limits as SBC shall designate between the percentage limits specified in Section 1.9(b) and the percentages reflected in the actual results of such election process; provided, however, that such actions would not adversely affect the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(v)           After the redesignation procedures, if any, required by this Section 1.9(g) are completed, each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration, and each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration. Company Stock Certificates shall be exchanged, as applicable, for (i) certificates evidencing the Per Share Stock Consideration, or (ii) the Per Share Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled Company Stock Certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.1, without interest.

ARTICLE 2
DELIVERY OF MERGER CONSIDERATION

2.1          Exchange Procedures.

(a)            Delivery of Transmittal Materials. Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock and SBC Preferred Stock issuable pursuant to Section 1.5(a) in book-entry form equal to the Aggregate Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the cash portion of the Aggregate Merger Consideration, any fractional share consideration and any dividends under Section 2.1(d). As promptly as practicable after the Effective Time (and within five Business Days), the Exchange Agent shall send to each former holder of record of shares of VBI Capital Stock , excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s VBI Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the VBI Certificates shall pass, only upon proper delivery of such VBI Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).

(b)            Delivery of Merger Consideration. After the Effective Time, following the surrender of a VBI Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such VBI Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of VBI Capital Stock represented by its VBI Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a VBI Certificate so surrendered is registered, it shall be a condition to such payment that such VBI Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such VBI Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.

(c)            Payment of Taxes. The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock or SBC Preferred Stock) otherwise payable pursuant to this Agreement to any holder of VBI Capital Stock such amounts as the Exchange Agent or SBC, as the case may be, is required to deduct and withhold under the Code or any other provision of applicable Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of VBI Capital Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBC, as the case may be.

(d)            Return of Merger Consideration to SBC. At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of VBI Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock or SBC Preferred Stock and any dividends or other distributions with respect to SBC Common Stock or SBC Preferred Stock payable upon due surrender of their VBI Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of a VBI Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)            Lost VBI Certificates. In the event any VBI Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such VBI Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against the Company or SBC with respect to such VBI Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of VBI Capital Stock represented by such lost, stolen or destroyed VBI Certificates.

2.2          Rights of Former VBI Shareholders. On or before the Closing Date, the stock transfer books of VBI shall be closed as to holders of VBI Capital Stock and no transfer of VBI Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each VBI Certificate (other than the VBI Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock or SBC Preferred Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.5(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock or SBC Preferred Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered VBI Certificate with respect to the shares of SBC Common Stock or SBC Preferred Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock or SBC Preferred Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such VBI Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such VBI Certificate there shall be delivered to such holder (i) whole shares of SBC Common Stock or SBC Preferred Stock, in book-entry form, in an amount equal to the Merger Consideration to which such holder is entitled pursuant to Section 1.5(a), (ii) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock or SBC Preferred Stock, (iii) the amount of any cash payable in lieu of a fractional share of SBC Common Stock or SBC Preferred Stock to which such holder is entitled pursuant to Section 1.5(c), and (iv) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock or SBC Preferred Stock. SBC shall make available to the Exchange Agent cash for these purposes, if necessary.

2.3          Dissenters’ Rights. Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration (or cash in lieu of fractional shares) with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the provisions of Section 607.1301 through 607.1340 of the FBCA (the “Dissenter Provisions”). Each Dissenting Shareholder shall be entitled to receive only the payment provided by the Dissenter Provisions, less any applicable withholding, with respect to shares of VBI Capital Stock owned by such Dissenting Shareholder. The Company shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Dissenter Provisions. The Company shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1          Company Disclosure Letter. Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).

3.2          Standards.

(a)            No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.

(b)            Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (A) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (C) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (D) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (B), (C) or (D) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.

3.3          Representations and Warranties of the Company. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, VBI and the Bank, jointly and severally, hereby represent and warrant to Seacoast as follows:

(a)            Organization, Standing, and Power. Each Subsidiary of VBI is listed on Section 3.3(a) of the Company Disclosure Letter. VBI and each of its Subsidiaries are duly organized, validly existing, and are in good standing under the Laws of the jurisdiction of its formation. VBI and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted. VBI and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed. VBI is a bank holding company within the meaning of the BHC Act and has elected to be treated as a financial holding company under the BHC Act. The Bank is a Florida state-chartered non-member bank. The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of VBI, threatened.

(b)            Authority; No Breach of Agreement.

(i)            VBI and the Bank each has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and, in the case of the Bank, its sole shareholder), subject only to the VBI Shareholder Approval and such regulatory approvals as are required by law. Neither VBI or the Bank currently has or previously has established an advisory board of directors. Subject to the VBI Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of each of VBI and the Bank enforceable against VBI and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)           As of the date hereof, VBI’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of VBI duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby, including the Bank Merger, are advisable and in the best interests of VBI and the holders of VBI Capital Stock; (C) subject to Sections 4.5(a) and 4.12, resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger, to the holders of shares of VBI Capital Stock (such recommendations being the “VBI Directors’ Recommendation”); (D) subject to Sections 4.5(a) and 4.12, directed that this Agreement be submitted to the holders of shares of VBI Capital Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of VBI Capital Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby, including the Bank Merger.

(iii)          The Bank’s Board of Directors has, by the affirmative vote of all directors voting, which constitutes at least a majority of the entire Board of Directors of the Bank, duly approved and declared advisable this Agreement, the Bank Merger Agreement, the Bank Merger and the other transactions contemplated thereby.

(iv)          Neither the execution and delivery of this Agreement or the Bank Merger Agreement by it nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of VBI or any of its Subsidiaries under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to VBI or its Subsidiaries or any of their respective material assets.

(v)           Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(v)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by VBI and the Bank of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(c)            Capital Stock. VBI’s authorized capital stock consists of 3,000,000 shares of VBI Common Stock, par value $5.00 per share, of which, as of the date of this Agreement, 733,312 shares are validly issued and outstanding. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of VBI Capital Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date hereof, there were no options and no warrants granted, vested or outstanding for shares of VBI Common Stock in accordance with any VBI Stock Plan, as applicable. There are no VBI Equity Awards outstanding. There are no other equity securities of VBI outstanding and no outstanding Rights relating to VBI Capital Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of VBI. All of the outstanding shares of VBI Capital Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of VBI Capital Stock have been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among VBI and its shareholders or by which VBI is bound with respect to the voting or transfer of VBI Capital Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of VBI Capital Stock and all Rights to acquire shares of VBI Capital Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and have been issued in compliance with all legal requirements and are not subject to any preemptive or similar rights. All of the outstanding shares of capital stock of its Subsidiaries are owned by VBI or wholly-owned Subsidiary thereof, free and clear of all Liens. Each Subsidiary of VBI and Bank is set forth on Section 3.3(c) of the Company Disclosure Letter. Neither VBI nor any of its Subsidiaries has any direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity (other than the Bank and the Subsidiaries), nor are they under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, VBI does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of VBI on any matter.

(d)            Financial Statements; Regulatory Reports.

(i)            VBI has delivered or made available (which shall include access to the following by electronic data room, located at https://hovdegroup.firmex.com/projects/1849/documents) to Seacoast true and complete copies of (A) all annual and monthly reports and financial statements of VBI and its Subsidiaries that were prepared for VBI’s or the Bank’s Board of Directors since December 31, 2020, including VBI Financial Statements; (B) the Annual Report of Bank Holding Companies to the Federal Reserve Board for the years ended December 31, 2024, 2023 and 2022, of VBI and its Subsidiaries required to file such reports; (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board and the FDIC since December 31, 2020 of VBI and its Subsidiaries required to file such reports; and (D) VBI’s Annual Report to Shareholders for the years ended 2020, 2021, 2022,2023, and 2024 and all subsequent Quarterly Reports to Shareholders.

(ii)           The VBI Financial Statements, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto or, in the case of any interim financial statements, the absence of notes or customary year-end adjustments thereto. The VBI Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows of VBI and its Subsidiaries as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the VBI Financial Statements (the “VBI’s Latest Balance Sheet”), none of VBI or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of VBI or the Bank since January 1, 2021, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The VBI Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. VBI and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Bank and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2021, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(iii)          Each of VBI and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of VBI in accordance with GAAP and to maintain accountability for VBI’s consolidated assets; (C) access to VBI’s assets is permitted only in accordance with management’s authorization; (D) the reporting of VBI’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of VBI and its Subsidiaries is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of VBI or its Subsidiaries (including all means of access thereto and therefrom). The corporate record books of VBI and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Boards of Directors and shareholders of VBI and its Subsidiaries.

(iv)          Since January 1, 2021 (including with respect to any ongoing audit of any VBI financial statements), neither VBI nor any Subsidiary nor any current director, officer, nor to VBI’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of VBI or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of VBI or any Subsidiary or their respective internal accounting controls. No attorney representing VBI or any Subsidiary, whether or not employed by VBI or any Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) of securities laws, breach of fiduciary duty or similar violations by VBI or any Subsidiary or any officers, directors, employees or agents of VBI or any of its Subsidiaries or any committee thereof or to any director or officer of VBI.

(v)           VBI’s independent public accountants, which have expressed their opinion with respect to the VBI Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to VBI within the meaning of Regulation S-X and (C) with respect to VBI, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. VBI’s independent public accountants have not resigned (or informed VBI that it intends to resign) or been dismissed as independent public accountants of VBI as a result of or in connection with any disagreements with VBI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all non-audit services performed by VBI’s independent public accountants for the Company since January 1, 2021.

(vi)          There is no transaction, arrangement or other relationship between VBI or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the VBI Financial Statements. VBI has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect VBI’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in VBI’s internal controls. Since December 31, 2023, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of VBI.

(vii)         None of VBI or its Subsidiaries has any material Liabilities, except Liabilities which are accrued or reserved against in the VBI Latest Balance Sheet included in VBI’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. The Company has not incurred or paid any Liability since the date of the VBI Latest Balance Sheet, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. VBI is not directly or indirectly liable, by guarantee or otherwise, to assume any Liability or to any Person for any amount in excess of $10,000. Except (x) as reflected in VBI’s Latest Balance Sheet or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (y) for liabilities incurred in the ordinary course of business since January 1, 2021 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, VBI does not have any Liabilities or obligations of any nature. VBI has delivered to SBC true and complete VBI Financial Statements as of December 31, 2023 and December 31, 2024 and the Company shall deliver promptly, when available, all subsequent Quarterly Reports.

(viii)        Prior to the Effective Time, VBI shall deliver to Seacoast true and complete copies of (A) all monthly reports and financial statements of VBI and its Subsidiaries that were prepared for VBI or the Bank since December 31, 2021, including the VBI 2022 Financial Statements, the VBI 2023 Financial Statements and the VBI 2024 Financial Statements; (B) the Annual Report of Bank Holding Companies to the Federal Reserve Board for the years ended December 31, 2021 2022, 2023 and 2024, of VBI and its Subsidiaries required to file such reports; and (C) VBI’s Annual Report to Shareholders for the years ended 2021, 2022, 2023 and 2024 and all subsequent Quarterly Reports to Shareholders, if any.

(e)            Absence of Certain Changes or Events. Since January 1, 2025, (A) except as set forth on Section 3.3(e) of the Company Disclosure Letter VBI and each of its Subsidiaries has conducted its business only in the ordinary course and consistent with past practice, (B) neither VBI nor any Subsidiary has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI and its Subsidiaries, taken as a whole, and (D) VBI has not made any new election or change in any existing election made by VBI for federal or state tax purposes.

(f)            Tax Matters.

(i)            All Taxes of VBI and each of its Subsidiaries that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. VBI and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete, and accurate in all material respects and has been prepared in compliance with all applicable Laws. Neither VBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits with respect to Taxes of VBI or any of its Subsidiaries by any Taxing Authority. VBI and each of its Subsidiaries has made available to Seacoast true and correct copies of all income Tax Returns filed for each of the five most recent fiscal years ended on or before December 31, 2023. Since January 1, 2023, no claim has been made by a Taxing Authority in a jurisdiction where VBI or any of its Subsidiaries does not file a Tax Return that VBI or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction, and to the Knowledge of VBI and each of its Subsidiaries, no basis for such a claim exists.

(ii)           Since January 1, 2023, neither VBI nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any amount of Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of VBI and any of its Subsidiaries or the assets of VBI and its Subsidiaries. No executive officer responsible for tax matters of VBI or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed by VBI or any of its Subsidiaries. Since January 1, 2023, neither VBI nor any of its Subsidiaries has received from any Taxing Authority any notice of deficiency or proposed adjustment for any amount of Tax or any demand for information, formal or informal, for any taxable year. There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against VBI or any of its Subsidiaries, and neither VBI nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a tax assessment or deficiency. The relevant statute of limitations is closed with respect to all Tax Returns of VBI and each of its Subsidiaries for all taxable periods through December 31, 2020.

(iii)          Except as set forth in Section 3.3(f)(iii) of the Company Disclosure Letter, neither VBI nor any of its Subsidiaries is a party to any allocation, sharing, indemnification, or similar agreement or arrangement relating to Taxes pursuant to which it will have any obligation to make any payments after the Closing (other than commercial agreements the primary purpose of which does not relate to Taxes). Neither VBI nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal, state, or local income Tax Return or any combined, affiliated or unitary group for any tax purpose (other than a group the common parent of which was VBI), or (b) has any Liability for Taxes of any Person (other than VBI or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract, or otherwise.

(iv)          Since January 1, 2023, VBI and each of its Subsidiaries has withheld and paid over to the appropriate Taxing Authority all Taxes required to have been withheld and paid over by it and has complied in all respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor, or other third party and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, and 3406 of the Code or similar provisions under applicable Law.

(v)           Neither VBI nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of VBI or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable. Since January 1, 2021, all transactions between or among VBI and any related party have been on arm’s-length terms, and VBI and its Subsidiaries have been at all times in compliance with Section 482 of the Code and its corresponding Treasury Regulations (and any similar provision of applicable Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of VBI and its Subsidiaries, as applicable.

(vi)          Neither VBI nor any of its Subsidiaries (nor any successor thereof) has been or will be required to include any item in income or exclude any item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting, including any adjustment pursuant to Section 481 of the Code or any comparable provision under applicable Laws; (B) “closing agreement” as described in Section 7121 of the Code or any comparable provision under applicable Law, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision of applicable Law; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (F) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; (G) use of an improper method of accounting or the cash method of accounting for a taxable period (or a portion thereof) ending on or prior to the Closing Date; or (H) similar election, action or agreement deferring the Liability for Taxes from any taxable period (or a portion thereof) ending on or before the Closing Date to any taxable period (or a portion thereof) beginning after the Closing Date.

(vii)         Since January 1, 2023, neither VBI nor any of its Subsidiaries has taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of applicable Law), participated in any “reportable transaction” or “listed transaction,” as those terms are defined in Treasury Regulations Section 1.6011-4(b) or any comparable provision of applicable Law, or participated in any transaction substantially similar to a reportable transaction. Neither VBI nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Neither VBI nor any of its Subsidiaries have owned any interest in a non-U.S. entity.

(viii)        The unpaid Taxes of VBI and each of its Subsidiaries (A) did not, as of the date of the VBI’s Latest Balance Sheet, exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the VBI’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of VBI in filing its Tax Returns. Since the date of the VBI Latest Balance Sheet, neither VBI nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(ix)           Neither VBI nor any of its Subsidiaries has requested or received any private letter ruling of the Internal Revenue Service or comparable written rulings or guidance issued by any other Taxing Authority. There is no power of attorney given by or binding upon VBI or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired. No shares of VBI are traded on an established securities market within the meaning of Section 7704(b)(1) of the Code.

(x)            Neither VBI nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897 of the Code within the period described in Section 897(c)(1)(A)(ii) thereof.

(xi)           Without regard to this Agreement, neither VBI nor any of its Subsidiaries has undergone an "ownership change" within the meaning of Section 382 of the Code.

(xii)          VBI is, and has been since incorporation, a “C” corporation for income tax purposes.

(xiii)         Neither VBI nor any of its Subsidiaries has claimed any benefits with respect to the employee retention credit pursuant to Section 2301 of the CARES Act or any corresponding or similar COVID-19 pandemic relief Laws.

(g)            Environmental Matters.

(i)            VBI and the Bank have delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by VBI and each of its Subsidiaries relating to its Properties and Facilities (collectively, the “VBI Environmental Reports”).

(ii)           VBI and each of its Subsidiaries and their respective Facilities and Properties are, and have been since January 1, 2023, in compliance with all Environmental Laws, except as set forth in the VBI Environmental Reports and except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii)          There is no Litigation pending or to the Knowledge of VBI threatened before any Governmental Authority or other forum in which VBI or any of its Subsidiaries or any of their respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by VBI or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by VBI or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv)          During, or to VBI’s Knowledge prior, to the period of (A) VBI’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) VBI’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(h)            Compliance with Permits, Laws and Orders.

(i)            VBI and each of its Subsidiaries has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective business or employees conducting their respective businesses.

(ii)           Neither VBI nor any of its Subsidiaries is and has not since December 31, 2020, been in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of VBI or any of its Subsidiaries knows of any reason why all Regulatory Consents required for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, should not be obtained on a timely basis.

(iii)          Neither VBI nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that VBI or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require VBI or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv)          VBI and each of its Subsidiaries are and, at all times since December 31, 2020, have been, in compliance with all Laws applicable to their business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(v)           Neither VBI nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2020, a recipient of any supervisory letter from, or since December 31, 2020, have adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, ability to pay dividends, credit or risk management policies, management or business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has VBI or any of its Subsidiaries been advised in writing or, to the Knowledge of VBI, orally, since December 31, 2020, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(vi)          There (A) is no written, or to the Knowledge of VBI, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of VBI or any of its Subsidiaries, (B) have been no written, or to the Knowledge of VBI, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or its Subsidiaries’ business, operations, policies or procedures since December 31, 2020, and (C) is not any pending or, to the Knowledge of VBI, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of VBI or any of its Subsidiaries.

(vii)         Neither VBI, the Bank (nor to the Knowledge of VBI any of their respective directors, executives, officers, employees or Representatives) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(viii)        Except as required by the Bank Secrecy Act, to the Knowledge of VBI, no employee of VBI or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by VBI or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither VBI nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of VBI or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of VBI or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix)           Since December 31, 2020, VBI and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that VBI and each of its Subsidiaries was required to file with any Governmental Authority and all other reports and statements required to be filed by VBI and each of its Subsidiaries since December 31, 2020, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and VBI and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(x)            The Bank is not authorized to act in any capacity as a corporate fiduciary.

(xi)           VBI maintains a written information privacy and security program and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security (collectively, “Privacy and Security Policies”) that are commercially reasonable and that comply in all material respects with (i) all requirements of all applicable laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), encryption, disposal, destruction, disclosure or transfer (collectively, “Processing”) of Personal Data (as defined below), (ii) all of VBI’s and each of its Subsidiaries’ policies and notices regarding Personal Data, and (iii) all of VBI’s and each of its Subsidiaries’ contractual obligations with respect to the Processing of Personal Data (collectively, “Data Protection Requirements”). VBI maintains reasonable measures to protect the privacy, confidentiality and security of all information that identifies, could be used to identify or is otherwise associated with an individual person or device or is otherwise covered by any “personal information” or similar definition under applicable law (e.g., “personal data,” “personally identifiable information” or “IPII”) (collectively “Personal Data”) against any (i) unauthorized access, loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the privacy, security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). VBI has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VBI or require a report to a Regulatory Agency. Within the three (3) year period prior to the date hereof, VBI and each of its Subsidiaries has (i) complied in all material respects with all of their respective Privacy and Security Policies and applicable Data Protection Requirements, and (ii) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Data. To the Knowledge of VBI, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on VBI.

(xii)          To the extent that VBI has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance in all material respects with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with respect to loans originated pursuant to or in association with the PPP. VBI has not originated any loan under the PPP to any Insider, as the term is defined under Regulation O (12 C.F.R. Part 215).

(i)             Labor Relations.

(i)            Neither VBI nor any of its Subsidiaries is the subject of any Litigation asserting that VBI or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel VBI or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is VBI or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(ii)           (A) Each individual that renders services to VBI or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes, and (B) VBI and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of VBI and its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(iii)          Neither VBI nor any of its Subsidiaries is in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, withholding of Taxes, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.

(iv)          No executive officer of VBI or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject VBI or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(v)           (i) To the Knowledge of VBI, no written allegations of sexual harassment or sexual misconduct have been made since December 31, 2021 against any officer or director of VBI subject to the reporting requirements of Section 16(a) of the 1934 Act (a “VBI Insider”), (ii) since December 31, 2021, neither VBI nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any VBI Insider, and (iii) there are no proceedings currently pending or, to the Knowledge of VBI, threatened related to any allegations of sexual harassment or sexual misconduct by any VBI Insider. In the past five (5) years, neither VBI nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, an employee or independent contractor of VBI or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of the VBI or its Subsidiaries or (ii) a senior employee of VBI or its Subsidiaries. In the past five (5) years, to the Knowledge of VBI, no allegations of sexual harassment have been made against (x) an executive officer of VBI or its Subsidiaries or (y) an employee at the level of Senior Vice President (or any similarly-leveled employee) or above of VBI or its Subsidiaries.

(j)             Employee Benefit Plans.

(i)            Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.

(ii)           VBI has made available to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under any VBI Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of VBI Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.

(iii)          Since January 1, 2021, all of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Code and (if applicable) in a manner that complies with and is exempt from tax or other penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Code and neither VBI nor any of its Subsidiaries is aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Knowledge of VBI, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code. There are no pending or, to the Knowledge of VBI, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.

(iv)          Since January 1, 2023, neither VBI nor any of its Subsidiaries has engaged in a transaction with respect to any of their Benefit Plans that would subject VBI or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Since January 1, 2023, neither VBI nor any of its Subsidiaries nor any administrator or fiduciary of any of their Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of their Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans of VBI or any of its Subsidiaries have been made to employees of VBI or any such Subsidiary that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v)           None of VBI, any Subsidiary or any ERISA Affiliates thereof have and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Section 414(j) of the Code; (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code; or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). Neither VBI nor any of its Subsidiaries nor any of their ERISA Affiliates have incurred and there are no circumstances under which any could reasonably incur any Liability under Title IV of ERISA or Section 412 of the Code.

(vi)          Except as set forth in Section 3.3(j)(vi) of the Company Disclosure Letter, neither VBI nor any of its Subsidiaries nor any of their respective ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Section 4980B of the Code or other applicable Law.

(vii)         Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, or (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such VBI Plans, contracts, plans, or arrangements. Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, no amounts paid or payable (whether in cash, property or the vesting of property) individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), will result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code. Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, VBI has made available to Seacoast true and complete copies of calculations under Section 280G of the Code (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.

(viii)        Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in documentary compliance with and since January 1, 2023 has been operated and administered in compliance with, Section 409A of the Code and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Section 409A of the Code. Neither VBI nor any of its Subsidiaries has any indemnification obligation pursuant to any Benefit Plan or any Contract to which VBI or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Code.

(ix)           Except as set forth in Section 3.3(j)(ix) of the Company Disclosure Letter, VBI does not maintain and since January 1, 2023 has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.

(x)            Since January 1, 2023, all of the Benefit Plans that constitute compensation arrangements involving officers of VBI or the Bank have been approved and administered by VBI’s Board of Directors in accordance with all applicable corporate and regulatory requirements.

(k)            Material Contracts. Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither VBI nor any of its Subsidiaries nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by VBI or any of its Subsidiaries or the guarantee by VBI or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of VBI or any of its Subsidiaries or any of their Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, VBI or any of its Subsidiaries Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by VBI or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by VBI or any of its Subsidiaries, (G) any Contract to which any Affiliate, officer, director, employee or consultant of VBI or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in VBI or any of its Subsidiaries, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the VBI Board of Directors, (J) any Contract that provides for potential material indemnification payments by VBI or any of its Subsidiaries, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if VBI were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on VBI or any of its Subsidiaries thereto and, to the Knowledge of VBI, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither VBI nor any of its Subsidiaries is in Default thereunder; (y) neither VBI nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of VBI, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of VBI or any of its Subsidiaries is prepayable without penalty or premium.

(l)             Legal Proceedings. Except as set forth in Section 3.3(l) of the Company Disclosure Letter, there is no Litigation pending or, to the Knowledge of VBI, threatened against VBI or any of its Subsidiaries or any of their assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against VBI or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the Company that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on VBI or any of its Subsidiaries or would materially impede or delay VBI or any of its Subsidiaries’ ability to perform their covenants and agreements under this Agreement or to consummate the transactions hereby, including the Merger and the Bank Merger. There is no Litigation, pending or, to the Knowledge of VBI, threatened, against any officer, director, advisory director or employee of VBI or any of its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of VBI or any of its Subsidiaries.

(m)           Intellectual Property.

(i)            VBI owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use, all Intellectual Property (including the Technology Systems) that is used by VBI or any of its Subsidiaries in their businesses. VBI has not (A) licensed to any Person in source code form any Intellectual Property owned by VBI or (B) entered into any exclusive agreements relating to Intellectual Property owned by VBI.

(ii)           Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to VBI or any of its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii)          All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Since January 1, 2021, neither VBI nor any of its Subsidiaries (A) have been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has not brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n)            Loan and Investment Portfolios.

(i)            All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which VBI or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of VBI or any of its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of December 31, 2024 and on a monthly basis thereafter, and of the investment portfolios of VBI as of such date, are disclosed on Section 3.3(n)(i) of the Company Disclosure Letter.

(ii)           Except as specifically set forth on Section 3.3(n)(ii) of the Company Disclosure Letter, neither VBI nor any Subsidiary is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of VBI, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by VBI or any Regulatory Authority having jurisdiction over VBI or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of VBI or the Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.

(iii)          Each outstanding Loan (including Loans held for resale to investors) in which VBI or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of VBI and the Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv)          None of the agreements pursuant to which VBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)           Neither VBI nor any Subsidiary is now nor have they ever been since January 1, 2021, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o)            Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate included on the VBI Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of VBI, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of VBI at all times from and after the date of the VBI Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of VBI, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p)            Loans to Executive Officers and Directors. Neither VBI nor any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of VBI or the Bank, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by VBI or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the 1934 Act applies.

(q)            Community Reinvestment Act; Regulatory Capitalization. Since January 1, 2021, the Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, the Bank has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of VBI, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices. VBI and the Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

(r)             Privacy of Customer Information.

(i)            VBI and its Subsidiaries, as applicable, are the sole owners of all IIPI relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(ii)           VBI and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

(s)            Technology Systems.

(i)            No material action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by VBI and its Subsidiaries prior to the Effective Time.

(ii)           The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii)          VBI has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.

(iv)          Neither VBI nor any of its Subsidiaries has received notice of and is not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(t)             Insurance Policies. VBI and each of its Subsidiaries maintain in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties, and (ii) it reasonably believes are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter. Neither VBI nor any of its Subsidiaries is now liable for, nor has VBI nor any such Subsidiary received notice of, any material retroactive premium adjustment. VBI and each of its Subsidiaries are in compliance in all material respects with their respective insurance policies and are not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and neither VBI nor any of its Subsidiaries has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of VBI and its Subsidiaries, VBI or its Subsidiaries are the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three years, none of VBI or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither VBI nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(u)            Corporate Documents. VBI has delivered to SBC, with respect to VBI and each of its Subsidiaries, true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of VBI and each of its Subsidiaries that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.

(v)            State Takeover Laws. VBI has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). VBI has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(w)           Certain Actions. Neither VBI nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of VBI, there are no facts or circumstances that are reasonably likely to (i) prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Knowledge of VBI, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.

(x)            Real and Personal Property. VBI and its Subsidiaries have good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. VBI and its Subsidiaries have paid, and will pay, any and all applicable tangible personal property Taxes owed or due by VBI or its Subsidiaries. VBI and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of VBI and its Subsidiaries has complied with the terms of all leases to which it is a party in all material respects, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing Default by VBI or such Subsidiary or, to the Knowledge of VBI, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.

(y)            Investment Advisory, Insurance and Broker-Dealer Matters.

(i)            No Subsidiary of VBI is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Bank offers investment management, investment advisory or sub-advisory services, or any other wealth management services including but not limited to trust and estate planning and trust administration either through a third party or pursuant to an exemption from registration under the Investment Advisers Act and any analogous applicable state law.

(ii)           No Subsidiary of VBI or Bank conducts insurance operations that require it to be registered with any state insurance regulatory authorities.

(iii)          No Subsidiary of VBI is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the 1934 Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.

(z)            Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on VBI, to the Knowledge of VBI, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of VBI and its Subsidiaries.

(aa)          Investment Securities and Commodities.

(i)            Each of VBI and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to VBI’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of VBI or its Subsidiaries. Such securities and commodities are valued on the books of VBI in accordance with GAAP in all material respects.

(ii)           VBI and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that VBI believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, VBI has made available to SBC the material terms of such policies, practices and procedures.

(bb)         Brokers and Finders. Except for Hovde Group, LLC neither VBI nor any of its Subsidiaries nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(cc)          Volcker Rule. VBI and its Subsidiaries do not engage in “proprietary trading” (as defined in 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board in connection therewith (the “Volcker Rule”)) or hold any ownership interest in or sponsor any “covered fund” (as defined in the Volcker Rule).

(dd)          Fairness Opinion. Prior to the execution of this Agreement, VBI has received an executed opinion of Hovde Group, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of VBI and a copy of such executed opinion has been or will be promptly delivered by VBI to SBC immediately following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

(ee)          Transactions with Affiliates. Except as set forth in Section 3.3(ee) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between VBI and any of its Subsidiaries, on the one hand, and any (i) officer or director of VBI or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of VBI, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of VBI, on the other hand, except those of a type available to non-affiliates of VBI generally.

(ff)           Cryptocurrency Business Representations. VBI and its Subsidiaries maintain, and have maintained, all appropriate policies and procedures reasonably designed to ensure compliance with VBI’s regulatory compliance responsibilities related to providing banking services to customers that operate businesses involving virtual currencies and/or other digital assets (“Virtual Currency Businesses”), which policies and procedures are periodically reviewed and approved by VBI’s board of directors. VBI and its Subsidiaries are currently in compliance with such policies and procedures, including with respect to VBI’s obligations under the Bank Secrecy Act in connection with providing banking services to customers that are Virtual Currency Businesses. Prior to the date of this Agreement, VBI has made available to SBC a copy of such policies and procedures. In addition, VBI and/or its Subsidiaries have conducted adequate due diligence of each Virtual Currency Business to which VBI and/or its Subsidiaries provides banking services commensurate with the level of risk assigned to each such customer, as required by the Bank Secrecy Act and VBI’s policies and procedures. As of the date of this Agreement, each of the Virtual Currency Businesses to which VBI and/or its Subsidiaries provides banking services satisfy the requirements set forth in VBI’s policies and procedures, including the requirement that each such Virtual Currency Business obtains and maintains registration with the U.S. Treasury Department’s Financial Crimes Network (“FinCEN”) and complies with any applicable state-based licensing requirements. As of the date of this Agreement, none of VBI or any of its Subsidiaries is aware of any violations of the Bank Secrecy Act, FinCEN rules or regulations, state money transmission laws, rules or regulations or other regulatory obligations imposed on the Virtual Currency Businesses to which any of them provides banking services.

(gg)         Derivative Transactions. Neither VBI nor any of its Subsidiaries is a party to or otherwise bound by any Derivative Transaction.

(hh)         Trust Business; Administration of Fiduciary Accounts. Neither VBI nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(ii)            Transaction Costs. Section 3.3(ii) of the Company Disclosure Letter sets forth attorneys’ fees, investment banking fees, accounting fees, and other costs or fees of VBI and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.

(jj)            Sanctions, Anti-Money Laundering and Anti-Corruption Laws.

(i)            None of VBI nor any of its Subsidiaries, nor, to the knowledge of VBI, any of their respective directors or executive officers, is, or is 50% or more owned or controlled by one or more persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, the Kherson oblast, and the Zaporizhzhia oblast regions of Ukraine), except as otherwise authorized pursuant to Sanctions. Neither VBI nor any of its Subsidiaries has engaged in business with foreign nations, organizations or individuals named on any of the following lists maintained by the OFAC or the United States Department of the Treasury: (x) the Specially Designated Nationals and Blocked Persons List; (y) the Sanctions Program and Countries Summaries Lists; or (z) Executive Order 13224. Section 3.3(jj)(i) of the Company Disclosure Letter sets forth all accounts held by Cuban Nationals for which VBI or any of its Subsidiaries provides services (“Cuban National Accounts”). VBI and its Subsidiaries are in material compliance with all applicable laws with respect to the Cuban National Accounts.

(ii)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on VBI, VBI and its Subsidiaries, and, to the Knowledge of VBI, each of their respective directors and executive officers, acting alone or together, is and has been in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and any other anti-corruption or anti-bribery applicable law.

(iii)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on VBI, none of VBI nor any of its Subsidiaries, nor, to the Knowledge of VBI, any of their respective directors and executive officers acting alone or together, has, directly or indirectly, (i) used any funds of VBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of VBI or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of VBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of VBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for VBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for VBI or any of its Subsidiaries.

(kk)          Representations Not Misleading. No representation or warranty by VBI and the Bank in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.4          Representations and Warranties of Seacoast. Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:

(a)            Organization, Standing, and Power. Each of SBC and SNB (i) is duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a financial holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.

(b)            Authority; No Breach of Agreement.

(i)            SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by VBI and the Bank, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii)           SBC’s and SNB’s Boards of Directors (A) have duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger.

(iii)          Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.

(c)            Capital Stock. SBC’s authorized capital stock consists of (i) 120 million shares of SBC Common Stock, of which, as of April 30, 2025, 86,776,678 shares are issued, 85,985,448 shares are outstanding, and 791,230 shares were held in its treasury and (ii) 4 million shares of preferred stock (“SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of the date of this Agreement, there were 1,074,498 restricted shares of SBC Common Stock and 738,996 restricted units of SBC Common Stock validly issued and outstanding and the restricted shares and units were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter and as set forth in SBC’s SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances. At the Effective Time, the amount of issued and outstanding capital stock of SNB, as the Surviving Bank shall be the same amount of capital stock of SNB issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Surviving Bank. The authorized capital stock of SNB consists of 10,000,000 shares of common stock, par value $10.00 per share, 5,679,285 of which are issued and outstanding.

(d)            Financial Statements. The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(e)            Legal Proceedings. There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.

(f)             Compliance with Laws.

(i)            SBC and each of its Subsidiaries are, and at all times since December 31, 2020, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2020, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.

(ii)           Since December 31, 2020, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.

(iii)          Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(g)            Reports. Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2020 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2020, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.

(h)            Community Reinvestment Act. SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(i)             Legality of Seacoast Securities. All shares of SBC Common Stock and SBC Preferred Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

(j)             Certain Actions. Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.

(k)            Brokers and Finders. Except for Piper Sandler & Co. and Raymond James & Associates, Inc., neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(l)             Representations Not Misleading. No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

4.1          Conduct of Business Prior to Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, VBI and the Bank shall (a) conduct their business in the ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact their business organization, employees and advantageous business relationships, (c) maintain their books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (d) provide Seacoast with VBI’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of this Agreement. Neither Party shall take any action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

4.2          Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2 or required by law, neither VBI nor the Bank shall, without the prior written consent of the chief executive officer or chief financial officer of SBC (or, with respect to Section 4.2(u) or 4.2(v), the chief credit officer or chief lending officer of SBC), which consent shall not be unreasonably withheld or delayed provided:

(a)            amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b)            (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, or (v) make any change in any instrument or Contract governing the terms of any of its securities;

(c)            other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d)            (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;

(e)            terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f)             enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g)            except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;

(h)            other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i)             other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)             terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;

(k)            other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement and except as set forth in Section 4.2(k) of the Company Disclosure Letter, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any VBI Stock Plan, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $150,000;

(l)             settle any Litigation, except in the ordinary course of business;

(m)            revalue any of its or its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or its Subsidiaries, other than changes required by GAAP or any Regulatory Authority;

(n)            make, change or revoke any tax election; adopt or change any tax accounting method; file any amended Tax Return; settle or compromise any Liability for Taxes; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of applicable Law); surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes; fail to timely pay any Taxes (including estimated Taxes); incur any material Tax Liability outside the ordinary course of business; prepare and file any Tax Return inconsistent with past practices; or fail to timely file any Tax Returns that become due;

(o)            knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude VBI from exercising its rights under Sections 4.5(a) or 4.12;

(p)            merge or consolidate with any other Person;

(q)            acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;

(r)             enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;

(s)            other than in the ordinary course of business and consistent with past practices, the Bank shall not make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;

(t)             close or relocate any existing branch or facility;

(u)            make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;

(v)            make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of $2.5 million and which is unsecured, or $5.0 million and which is secured, shall require the written approval of the chief executive officer, chief lending officer or chief credit officer of SNB, which approval shall not be unreasonably withheld or delayed, and the approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to SNB;

(w)           take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;

(x)            take any action, or refrain from taking any action, where such act or failure to act could reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(y)            agree or commit to take any of the actions prohibited by this Section 4.2.

4.3          Litigation. Each of SBC and VBI shall promptly, and in any event within two (2) Business Days, notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or VBI, as applicable, threatened against SBC, VBI or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, VBI or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. VBI shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against VBI or any of its Subsidiaries and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.

4.4          State Filings. Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and VBI shall execute and the Parties shall cause to be filed the Articles of Merger with the Office of the Comptroller of the Currency.

4.5          Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.

(a)            VBI shall call a meeting of the holders of the VBI Capital Stock (the “VBI Shareholders Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the VBI Shareholder Approval and such other matters as the Board of Directors of VBI or SBC may direct. VBI shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of VBI shall make the VBI Directors’ Recommendation to the VBI shareholders and the VBI Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the VBI Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast the VBI Directors’ Recommendation if the Board of Directors of VBI concludes in good faith (and based upon the written advice of its outside legal counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties to the VBI shareholders under applicable Law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the VBI Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of VBI at the VBI Shareholders Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby and nothing contained herein shall be deemed to relieve VBI of such obligation.

(b)            As soon as reasonably practicable after the execution of this Agreement (but in no event later than sixty (60) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(c)            Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and  the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the holders of VBI Capital Stock and at the times of the meeting of the holders of VBI Capital Stock, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.

4.6          Listing of SBC Common Stock. SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

4.7          Reasonable Best Efforts; Further Assurances.

(a)            Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b)            Immediately following the Effective Time (or such later time as SBC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the Office of the Comptroller of the Currency.

(c)            From and after the date of this Agreement, each Party shall use its commercially reasonable efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Seacoast, nor any Affiliate Seacoast shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d)            The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree.

(e)            In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of SBC, on the one hand, and a Subsidiary of VBI, on the other) or to vest Seacoast with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by SBC.

4.8          Applications and Consents.

(a)            The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

(b)            Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval or waiver of such applications and notices, and with the Office of the Comptroller of the Currency under the Bank Merger Act; (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, making any notices to or filings with the Small Business Administration, making any notices or filings under the HSR Act, and making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.

(c)            Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

4.9          Notification of Certain Matters. Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. VBI shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Hovde Group, LLC or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.

4.10        Investigation and Confidentiality.

(a)            Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of VBI (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by either Party shall affect the representations and warranties of the other Party or the right of such investigating Party to rely thereon.

4.11        Press Releases; Publicity. Prior to the Effective Time, Seacoast shall provide VBI with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by VBI; VBI shall provide Seacoast with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and shall not issue any such press release or make any such public statement or shareholder communication related to this Agreement and the transactions contemplated hereby without the prior consent of Seacoast, which shall not be unreasonably delayed or withheld; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, SEC or NASDAQ. It is understood that Seacoast shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

4.12        Acquisition Proposals.

(a)            VBI agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event VBI receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the VBI Shareholder Approval, and VBI’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, VBI may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of VBI concludes in good faith (and based on the written advice of outside legal counsel) that failure to take such actions would result in a breach of its fiduciary obligations to the VBI shareholders under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, VBI shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. VBI will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. VBI shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. VBI agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by VBI.

(b)            Notwithstanding the foregoing, if VBI’s Board of Directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor and outside legal counsel) that an Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal and that failure to accept such Superior Proposal would result in a breach of its fiduciary obligations under applicable Laws, VBI’s Board of Directors may at any time prior to the VBI Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the VBI Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the VBI Directors’ Recommendation, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of VBI may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) VBI shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of VBI determines in good faith (after consultation with outside legal counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues or is reasonably expected to continue to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) VBI has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, VBI has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, VBI shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and VBI shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. VBI will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

4.13        Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, VBI and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

4.14        Employee Benefits and Contracts.

(a)            Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of VBI and/or its subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with VBI and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.

(b)            With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the VBI Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)            Prior to the Effective Time, VBI shall take all actions requested by SBC that may be necessary or appropriate to (i) cause VBI’s 401(k) Plan, and one or more of the VBI Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any VBI Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any VBI Benefit Plan for such period as may be requested by SBC, or (iv) facilitate the merger of any VBI Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary.  All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed. SBC shall assume the VBI Benefit Plans set forth in Section 4.14(c) of the Company Disclosure Letter.

(d)            Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, VBI) to amend or terminate any VBI Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, VBI) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e)            If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who receive change in control benefits or retention benefits pursuant to employment or retention agreements with VBI), is terminated by SBC or its Subsidiaries other than (i) “for cause” or (ii) as a result of death, disability or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with VBI at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14(e)(ii) of the Seacoast Disclosure Letter.

(f)            At or before the Closing VBI shall make the payments set forth on Section 4.14(f) of the Company Disclosure Letter.

4.15        Indemnification.

(a)            From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of VBI or any of its Subsidiaries (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of VBI, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless and pay, compensate and reimburse, to the same extent such Indemnified Parties have the right to be indemnified and/or have the right to advancement of expenses pursuant to (x) the Organizational Documents of VBI or such Subsidiary, as applicable and (y) the FBCA or other applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b)            Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of VBI and the Bank as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of SBC or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of VBI or the Bank, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.

(c)            Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of VBI or the Bank at or before the Effective Time to be covered by VBI’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to such coverage exceed 150% of the current annual premium paid by VBI (as set forth on Section 4.15(c) of the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.

(d)            If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.

(e)            The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

4.16        Resolution of Certain Matters. VBI shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.

4.17        Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, VBI has caused each director of VBI and the Bank or executive officer of the Company or the Bank set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit C.

4.18        Restrictive Covenant Agreement. Concurrently with the execution and delivery of this Agreement, VBI has caused each director or executive officer of VBI and the Bank set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D.

4.19        Systems Integration; Operating Functions. From and after the date hereof, VBI shall and shall cause the Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Bank’s data processing consultants and software providers to, cooperate and assist VBI and Seacoast in connection with an electronic and systems conversion of all applicable data of VBI and the Bank to the Seacoast systems, including the training of employees of VBI and the Bank during normal banking hours. Following the date hereof, VBI shall provide Seacoast access to the Bank’s data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 180 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish computer information systems records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 45 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. VBI shall coordinate and participate in regular meetings between data processing vendors and Seacoast representatives, to begin within 30 days following the date of this agreement, to facilitate system integration. VBI shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations of VBI) after the Merger and the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. Prior to the Effective Time, VBI shall take any action that Seacoast may reasonably request to facilitate the combination of the operations of the Bank with SNB and VBI shall allocate and apply resources with appropriate expertise and authority to effectuate such requests. Without limiting the foregoing, VBI shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of VBI and Seacoast shall meet from time to time as VBI or Seacoast may reasonably request, to review the financial and operational affairs of VBI and its Subsidiaries, and VBI shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of VBI or the Bank prior to the Effective Time, and (ii) neither VBI nor the Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws. VBI shall be responsible for all conversion and deconversion fees and expenses, regardless of whether the Merger becomes effective.

4.20        Additional Contracts. Effective at Closing Date, the parties shall have entered into the contracts and in the form set forth on Section 4.20 of the Seacoast Disclosure Letter.

4.21        Transfer Taxes. All transfer, documentary, excise, sales, use, value added, registration, stamp, recording, property and other similar Taxes and fees (including any penalties and interest) applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement or the Bank Merger Agreement (collectively, “Transfer Taxes”) shall be paid by VBI shareholders when due. The VBI shareholders will timely file or cause to be timely filed all necessary documentation and Tax Returns with respect to Transfer Taxes, and Seacoast will assist in such filing as may be required by applicable Law. Each Party will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.

4.22        Approval of 280G Payments. If, after reviewing the calculations under Section 280G of the Code and other supporting materials prepared by VBI and its Representatives, either VBI or Seacoast determines that any Person who is a “disqualified individual” has a right to any payments and/or benefits as a result of or in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby that would be deemed to constitute “parachute payments” (as such terms are defined in Section 280G of the Code and the regulations promulgated thereunder) absent approval by the shareholders of VBI, then VBI will undertake its best efforts to modify its obligations to provide such payments or benefits to the extent necessary such that, after giving effect to such modifications, the modified payments or benefits would not constitute a parachute payment to a disqualified individual based on the calculations under Section 280G of the Code. If, in the opinion of Seacoast or its Representatives, VBI is not able to modify its obligations to make such payments or benefits comply with the foregoing within 30 days after determining that a payment or benefit would constitute a parachute payment to a disqualified individual, then at least three (3) Business Days prior to the Closing Date, VBI will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. VBI will be responsible for all liabilities and obligations related to the matters described in this Section 4.22, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise Taxes. VBI will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G of the Code and the shareholder vote described in this Section 4.22, a reasonable period of time before disseminating such materials to the disqualified individuals and VBI’s shareholders, and will work with Seacoast in good faith regarding the inclusion of any comments provided by Seacoast thereto. Prior to the Closing, VBI shall deliver to Seacoast evidence that a vote of VBI’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 4.22 and that the requisite number of shareholder votes was or was not obtained with respect thereto.

4.23        Financial Statements. From the date of this Agreement until the Closing Date (or the termination of this Agreement pursuant to Article 6), VBI will provide to SBC as promptly as practicable, but in no event later than the 20th day following the end of the relevant calendar month, the monthly unaudited financial statements of VBI as provided to VBI’s management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement.

4.24        Developer Support Agreement. Concurrently with the execution and delivery of this Agreement, SNB, The Villages Operating Company, and The Villages Development Operating Company, LLC shall have entered into a Developer Support Agreement in the form attached hereto as Exhibit G.

ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1          Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a)            VBI Shareholder Approval. VBI shall have obtained the VBI Shareholder Approval.

(b)            Regulatory Approvals. All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including VBI and the Bank.

(c)            No Orders or Restraints; Illegality. No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.

(d)            Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)            Listing of SBC Common Stock. The shares of SBC Common Stock to be issued to the holders of VBI Capital Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.

5.2          Conditions to Obligations of Seacoast. The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:

(a)            Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of VBI, to such effect.

(b)            Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of VBI, to such effect.

(c)            Corporate Authorization. Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.

(d)            Consents. The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) and Section 3.3(k) of the Company Disclosure Letter.

(e)            Limitation on Dissenter’s Rights. As of the Closing Date, the holders of no more than five percent (5.0%) of VBI Capital Stock that is issued and outstanding shall have taken the actions required by the FBCA to qualify their VBI Capital Stock as Dissenting Shares.

(f)             Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on VBI or the Bank.

(g)            Tax Opinion. SBC shall have received the opinion of Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Alston & Bird LLP may require and rely upon representations contained in certificates of officers of SBC and VBI, reasonably satisfactory in form and substance to such counsel.

(h)            Claims Letters. Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit C all of which shall remain in full force and effect as of the Closing.

(i)            Restrictive Covenant Agreement. Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit D all of which shall remain in full force and effect as of the Closing.

(j)             Completion of Section 4.16 Items. Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.

(k)            Non-Foreign Affidavit. Delivery to Seacoast of an affidavit, in the form provided by Treasury Regulations Section 1.897-2(h), from VBI, along with the notice to be provided to the Internal Revenue Service, if applicable, that the ownership interests in VBI are not United States real property interests.

(l)             Section 280G. VBI shall have taken all necessary actions as provided in Section 4.22, and, to the extent required by Section 4.22, the shareholders of VBI shall have voted, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, for the right of each disqualified individual to receive or not, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment (as such terms are defined in Section 280G of the Code and the regulations promulgated thereunder).

(m)           Termination of VBI Equity Awards. No VBI Equity Awards, whether vested or unvested, or obligations to issue VBI Equity Awards, shall be outstanding as of the Effective Time, and VBI’s Board of Directors shall have taken all actions necessary to terminate any VBI Stock Plans effective as of the Effective Time.

(n)            Shareholders Agreement. SBC shall have received a copy of the fully executed Shareholders Agreement, in substantially the form of Exhibit F which shall remain in full force and effect as of the Closing.

(o)            Developer Support Agreement. SBC shall have received a copy of the fully executed Developer Support Agreement, in substantially the form of Exhibit G which shall remain in full force and effect as of the Closing.

5.3          Conditions to Obligations of the Company. The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:

(a)            Representations and Warranties. The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and VBI shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(b)            Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and VBI shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(c)            Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.

(d)            Corporate Authorization. VBI shall have received from Seacoast: (i) certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standings, dated not more the three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida, the OCC and the FDIC.

(e)            Tax Opinion. VBI shall have received the opinion of Mauldin & Jenkins, LLC in a form reasonably satisfactory to it, dated as of the Effective Time, substantially to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Mauldin & Jenkins, LLC may require and rely upon representations contained in certificates of officers of VBI and SBC reasonably satisfactory in form and substance to such firm.

ARTICLE 6
TERMINATION

6.1          Termination. Notwithstanding any other provision of this Agreement, and notwithstanding VBI Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:

(a)            By mutual consent of the Board of Directors of VBI and the Board of Directors or Executive Committee of the Board of Directors of SBC; or

(b)            By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party specifying the existence and nature of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or

(c)            By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the VBI Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the VBI shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or

(d)            By the Board of Directors of either Party in the event that the Merger has not been consummated by June 1, 2026, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or

(e)            By the Board of Directors of SBC in the event that (i) VBI has withdrawn, qualified or modified the VBI Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) VBI has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of VBI has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or

(f)            By the Board of Directors of VBI in the event that (i) the Board of Directors of VBI has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither VBI nor any of its Representatives has failed to comply in all material respects with Section 4.12; or

(g)            By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding VBI Capital Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA.

6.2           Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, the Company, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

ARTICLE 7
MISCELLANEOUS

7.1           Definitions.

(a)            Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any written offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of VBI and its Subsidiaries or 25% or more of any class of equity or voting securities of VBI or the Bank, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of VBI or the Bank, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving VBI or any of its Subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.

“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Average Closing Price” means the average of the VWAP of SBC Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and any VBI Stock Plan, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by VBI or any Subsidiaries thereof, or under which VBI or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any VBI employee.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated November 25, 2024, by and between Seacoast and VBI.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Consolidated Tangible Shareholders’ Equity” shall mean as to VBI as of the close of business on the fifth (5th) Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of VBI as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including (adding back) the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred prior to the Effective Date, in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, and (ii) all intangible assets (excluding Mortgage Servicing Rights), provided that the difference between the accumulated other comprehensive income in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date, and $93.7 million shall be added or subtracted (as the case may be). The calculation of estimated Consolidated Tangible Shareholders’ Equity shall be delivered by VBI to Seacoast, accompanied by appropriate supporting detail, no later than ten days prior to the Closing Date, and such calculation shall be subject to verification and approval by Seacoast, which approval shall not be unreasonably withheld.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the later of (i) the date on which VBI is notified by Seacoast that the last Regulatory Approval has been obtained without regard to any requisite waiting period, (ii) the date on which the VBI Shareholder Approval is obtained.

“Dissenting Shares” shall mean shares of VBI Capital Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who comply in all respects with the Dissenter Provisions and have not withdrawn such demand.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations thereunder.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Ratio” shall mean 38.5000, which shall remain fixed, subject to further adjustments pursuant to Section 1.5(a) hereof.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“FBCA” shall mean the Florida Business Corporation Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of December 31, 2024, and as of December 31, 2023 and 2022, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the three months ended March 31, 2025, and for each of the years ended December 31, 2024, 2023 and 2022, as delivered by such Party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2024. Financial Statements will also include balance sheets and income statements delivered by VBI to SBC prior to the Effective Time for each subsequent quarter-end.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Lending Officer or Senior Lending Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law(s)” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Outstanding VBI Shares” means the shares of VBI Capital Stock issued and outstanding immediately prior to the Effective Time.

“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Expenses” shall mean (i) the reasonable expenses of VBI and the Bank incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants as set forth in Section 7.1(b) of the Seacoast Disclosure Letter), and (ii) the fee payable to VBI’s financial advisor in accordance with the engagement letter disclosed to Seacoast prior to the execution of this Agreement. For the avoidance of doubt, no Permitted Expense shall exceed the amount set forth on Section 7.1(b) of the Seacoast Disclosure Letter.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings pursuant to appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of VBI or any of its Subsidiaries consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Preferred Stock Electing Shareholder” shall mean any shareholder of VBI Capital Stock that has validly made, and not validly withdrawn, a Preferred Stock Election.

“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of VBI and the prospectus of SBC constituting a part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock and SBC Preferred Stock to be issued to the shareholders of VBI in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the VBI Equity Awards.

“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.

“SBC Incentive Plan” shall mean the Seacoast Banking Corporation of Florida 2021 Incentive Plan.

“SBC Preferred Stock Consideration” shall have the meaning set forth in Section 1.5(a).

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC since December 31, 2020. To the extent the most recent disclosures by a Party in their SEC Reports updates, revises, amends or replaces such prior disclosures, then the most recent disclosures shall prevail.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Shareholders Agreement” shall mean the Agreement by and between Jennifer Morse Parr, Tracy Morse Dadeo, Mark Morse and SBC, dated and effective as of the date hereof.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of VBI Capital Stock on terms that the Board of Directors of VBI concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Hovde Group, LLC is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean (i) any and all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by contract, or otherwise by operation of law.

“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any return or statement that is filed to pay an estimated Tax.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by VBI and the Bank.

“Termination Fee” shall mean $31.4 million.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).

“VBI Capital Stock” shall mean the VBI Common Stock and any other equity security issued and outstanding by VBI.

“VBI Common Stock” shall mean the $5.00 par value per share common stock of VBI.

“VBI Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of VBI Common Stock and shall specifically include any restricted stock awards.

“VBI Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of VBI Common Stock.

“VBI Stock Plan” shall, if applicable, mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which VBI Equity Awards have been or may be issued.

“VBI Target Consolidated Tangible Shareholders’ Equity” shall mean no less than $459.9 million, provided, that the Bank’s general allowance for loan and lease losses shall not be less than 1.76% of total loans and leases outstanding.

“VWAP” shall mean the daily volume weighted average price of SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.

(b)            The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Affordable Care Act	Section 3.3(j)(iii)
Aggregate Merger Consideration	Section 1.5(a)
Agreement	Parties
Articles of Merger	Section 1.4
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
Change in Recommendation	Section 4.12(b)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Parties
Company Regulatory Agreement	Section 3.3(v)
Covered Employees	Section 4.14(a)
CRA	Section 3.3(q)
Dissenter Provisions	Section 2.3
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.4
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.5(e)
IIPI	Section 3.3(r)(i)
Indemnification Notice	Section 7.2(b)
Indemnified Parties	Section 7.2(b)
Indemnified Party	Section 4.15(a)
Loans	Section 3.3(n)(i)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)
Merger	Preamble
Merger Consideration	Section 1.5(a)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
Shareholder Support Agreement	Preamble
SNB	Parties
Surviving Bank	Section 1.2
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(v)
VBI Certificates	Section 1.5(b)
VBI Directors’ Recommendation	Section 3.3(b)(ii)
VBI Disclosure Letter	Section 3.1
VBI Latest Balance Sheet	Section 3.3(d)(ii)

(c)            Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

7.2           Non-Survival of Representations and Covenants. Except for Articles 1 and 2, Section 4.10(b), Section 4.14, Section 4.15, Section 4.23 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

7.3           Expenses.

(a)            Except as otherwise provided in this Section 7.3, in Section 7.4, or Section 7.15 each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b)            Nothing contained in this Section 7.3 Section 7.4 or Section 7.15 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

7.4           Termination Fee.

(a)            In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by VBI or the Bank, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination VBI shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination, VBI consummates an Acquisition Proposal or enters into a definitive agreement or letter of intent is entered into by VBI with respect to an Acquisition Proposal, VBI shall pay Seacoast the Termination Fee within five (5) Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.

(b)            In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), VBI shall pay to Seacoast the Termination Fee within five (5) Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that VBI terminates this Agreement pursuant to Section 6.1(f), VBI shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.

(c)            VBI and the Bank hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that VBI fails to pay when due any amount payable under this Section 7.4, then (i) VBI shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of legal counsel) incurred in connection with the collection of such overdue amount, and (ii) VBI shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.

(d)            Assuming VBI and the Bank are not in breach of their obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge VBI and the Bank from and be the sole and exclusive remedy of Seacoast with respect to, any and all losses that may be suffered by Seacoast based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall VBI be required to pay the Termination Fee on more than one occasion.

7.5           Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter, Seacoast Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of the Agreement. Except for (a) the Indemnified Party’s rights under Section 4.15 and (b) if the Effective Time occurs, the right of holders of VBI Capital Stock to receive the Merger Consideration payable pursuant to this Agreement (following such holder’s compliance with Section 2.1), nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

7.6           Amendments. Before the Effective Time, this Agreement (including the Company Disclosure and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the VBI Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of VBI, unless such required approval is obtained.

7.7           Waivers.

(a)            Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b)            The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.8           Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

7.9           Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Seacoast:		Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Email: Chuck.Shaffer@seacoastbank.com
Attention: Charles M. Shaffer

Copy to Counsel (which shall not constitute notice):		Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Email: Randy.Moore@alston.com
Attention: Randolph A. Moore III

Company:		Villages Bancorporation, Inc.
1050 Lake Sumter Landing
The Villages, Florida 32162
Email: Jay.Bartholomew@mycitizensfirst.com
	Attention:	Jay Bartholomew
Chief Executive Officer

Copy to Counsel (which shall not constitute notice):		Smith Mackinnon, PA
301 East Pine Street, Suite 750
Orlando, Florida 32801
Email: jpg7300@aol.com
Attention: Jack P. Greeley, Esq.

7.10        Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Bank Merger.

7.11        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

7.12        Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13        Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.14        Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15        Attorneys’ Fees.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

7.16        Waiver of Jury Trial.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

7.17        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

7.18        Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chairman and Chief Executive Officer

SEACOAST NATIONAL BANK

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chairman and Chief Executive Officer

VILLAGES BANCORPORATION, INC.

By:	/s/ Jay Bartholomew
Jay Bartholomew
President and Chief Executive Officer

CITIZENS FIRST BANK

By:	/s/ Jay Bartholomew
Jay Bartholomew
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

PLAN OF MERGER AND MERGER AGREEMENT

THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made this 29th day of May, 2025, between Seacoast National Bank, a national banking association with its main office located at 815 Colorado Avenue, Stuart, FL 34994 (hereinafter referred to as “SNB” and the “Resulting Bank”), and Citizens First Bank, a Florida state-chartered bank with its main office located at 1050 Lake Sumter Landing, The Villages, FL 32162 (hereinafter referred to as “CFB” and, together with SNB, the “Banks”).

WHEREAS, at least a majority of the entire Board of Directors of SNB has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of CFB has approved this Agreement and authorized its execution in accordance with the Act;

WHEREAS, Seacoast Banking Corporation of Florida, a Florida corporation (“Seacoast”), which owns all of the outstanding shares of SNB, and Villages Bancorporation, Inc., a Florida corporation (“Villages”), which owns all of the outstanding shares of CFB, have entered into an Agreement and Plan of Merger (the “Parent Merger Agreement”), which, among other things, contemplates the merger of Villages with and into Seacoast, all subject to the terms and conditions of Parent Merger Agreement (the “Parent Merger”);

WHEREAS, Seacoast, as the sole shareholder of SNB, and Villages, as the sole shareholder of CFB, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of CFB with and into SNB, with SNB being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the Parent Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the Parent Merger, at the Effective Time (as defined below) and pursuant to the Act, CFB shall be merged with and into SNB (the “Merger”). Upon consummation of the Merger, SNB shall continue its existence as the surviving bank and the Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of CFB shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “Seacoast National Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office, which shall be located at 815 Colorado Avenue, Stuart, FL 34994, as well as all of the banking offices of SNB and the banking offices of CFB that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of the Resulting Bank). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of SNB issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank. The authorized capital stock of SNB consists of 10,000,000 shares of common stock, par value $10.00 per share, 5,679,285 of which are issued and outstanding.

SECTION 5

All assets of CFB and SNB, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of CFB and SNB existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

SNB and CFB shall each contribute to the Resulting Bank acceptable assets having a book value over and above liability to its creditors, in such amounts as set forth on the books of SNB and CFB at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of CFB shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of CFB shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of common stock of SNB (the “SNB Common Stock”) shall continue to remain outstanding shares of SNB Common Stock, all of which shall continue to be owned by SBC.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of SNB as of the Effective Time, all of who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of SNB as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

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SECTION 10

This Agreement has been approved by Seacoast, which owns all of the outstanding shares of SNB Common Stock and by Villages, which owns all of the outstanding shares of common stock of CFB.

SECTION 11

The effectiveness of this Agreement is subject to satisfaction of the following terms and conditions:

(a)	The Parent Merger shall have closed and become effective.

(b)	The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

(c)	The Merger may be abandoned at the election of SNB at any time, whether before or after filings are made for regulatory approval of the Merger.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such Bank’s records in connection with the Merger.

SECTION 13

Effective as of the Effective Time, the Amended and Restated Articles of Association and Bylaws of the Resulting Bank shall consist of the Amended and Restated Articles of Association and Bylaws of SNB as in effect immediately prior to the Effective Time.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

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No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

SEACOAST NATIONAL BANK

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chairman and Chief Executive Officer

[Signatures Continue on the Following Page]

[Signature Page to Plan of Bank Merger and Merger Agreement]

CITIZENS FIRST BANK

By:	/s/ Jay Bartholomew
Jay Bartholomew
President and Chief Executive Officer

[Signature Page to Plan of Bank Merger and Merger Agreement]

EXHIBIT A

BANKING OFFICES OF THE RESULTING BANK

Main Office of Citizens First Bank Acquired:

1050 Lake Sumter Landing

The Villages, FL 32162

Citizens First Bank Branch Offices Acquired:

[To be updated prior to Closing]

Name	Address	County	City	State	Zip	Service Type

EXHIBIT B

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 29, 2025, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Villages Bancorporation, Inc., a Florida corporation (“Seller”), and each of the undersigned (i) directors of Seller and directors of Citizens First Bank (“CFB” and, collectively with Seller, the “Company”), (ii) executive officers of the Company, and (iii) each beneficial holder of five percent (5%) or more of the outstanding shares of VBI Capital Stock (as defined in the Merger Agreement (defined below)) (each of (i), (ii) and (iii), a “Shareholder,” and collectively, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of May 29, 2025 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, Seller and CFB, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and

WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer and Seller entering into, executing and performing the Merger Agreement and consummating the Transactions.

NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer and Seller of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.            Representations and Warranties. Each Shareholder represents and warrants to Buyer and Seller severally, but not jointly, as follows:

(a)            The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the VBI Capital Stock set forth below such Shareholder’s name on the signature page hereto. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of VBI Capital Stock.

(b)            This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)            Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)            The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.

(e)            The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.

(f)            No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(g)            The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.

2.            Voting Agreements. The Shareholder agrees with, and covenants to, Buyer and Seller as follows:

(a)            At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.

(b)            At any Shareholders’ Meeting or in any other circumstances upon which a Seller shareholder vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions, other than an amendment or other proposal or transaction required by a regulatory authority or other Governmental Authority (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

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3.            Covenants. The Shareholder agrees with, and covenants to, Buyer and Seller as follows:

(a)            Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the Shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shareholder’s Shares) and provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

(b)            The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

(c)            The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, knowingly induce or encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.

4.            Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shareholder Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any Shareholders’ Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shareholder Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

5.            Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the VBI Capital Stock, or the acquisition of additional shares of VBI Capital Stock or other voting securities of Seller by Shareholder, the number of shares of VBI Capital Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of VBI Capital Stock or other voting securities of the Seller issued to or acquired by the Shareholder.

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6.            Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer and Seller to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer and Seller if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer and Seller will not have any adequate remedy at law. It is accordingly agreed that Buyer and Seller shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Shareholder agrees that it shall not oppose the granting of such relief on the basis that Buyer or Seller has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer and Seller hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer and Seller set forth in this Agreement may give rise to claims by Buyer and Seller against such third party and Buyer and Seller acknowledge that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party(s), in addition to any other relief to which such prevailing Party may be entitled.

7.            Further Assurances. The Shareholder shall, upon the request of the Buyer or Seller, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer or Seller to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.

8.            Confidentiality. The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, product/service formulas, pricing, mark-ups, commissions, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

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9.            Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; provided further that the provisions of Section 8 of this Agreement shall remain in full force and effect regardless of any such termination pursuant to this Section 9.

10.          Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

11.          Miscellaneous.

(a)            Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)            All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)            The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)            This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(e)            This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)            This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.

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(g)            If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(h)            Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(i)             No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by all parties to this Agreement.

(j)             The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.

(k)            Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.

(l)             Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the day and year first above written.

SELLER:

VILLAGES BANCORPORATION, inc.

By:
Name:
Title:

[Signatures Continue on the Following Page]

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:	Charles M. Shaffer
Title:	Chairman and Chief Executive Officer

[Signatures Continue on the Following Page]

SHAREHOLDER:

Name:

Address:

Number of Shares of VBI Capital Stock Over Which Shareholder Has Voting Power and Capacity of Ownership (including any Shares that are converted as a result of the Merger):

EXHIBIT C

CLAIMS LETTER

May 29, 2025

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Attention: Charles M. Shaffer

Ladies and Gentlemen:

This claims letter (this “Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as of May 29, 2025 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer, Villages Bancorporation, Inc., a Florida corporation (“Seller”) and Citizens First Bank, a Florida state-chartered bank and wholly owned subsidiary of Seller (“CFB”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller, CFB or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

1.            Claims. The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice or other contract rights relating to employment or other benefits that are contemplated under existing contracts and agreements with Seller or CFB or that are contemplated by Section 4.20 of the Merger Agreement; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and Seller; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of CFB; (vi) any rights that the undersigned has or may have under the Merger Agreement including, without limitation, the indemnification rights set forth in Section 4.15 thereof; (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or as an officer, employee or director of Seller or a holder of a VBI Equity Award; (viii) rights that the undersigned has or may have under the Shareholders Agreement; (ix) claims that undersigned may have as a shareholder of Buyer after the Closing; (ix) any rights that the undersigned has or may have under the Shareholder Support Agreement, Restrictive Covenant Agreement, and Developer Support Agreement and (x) any exempt claims under Sections 1(i) through 1 (ix) that arise or become known to the undersigned after the date of this Claims Letter but prior to Closing (collectively, the “Disclosed Claims”).

2.            Releases and Assignment. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, CFB, Buyer, Seacoast National Bank and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, transfers and assigns to Buyer, as successor to Seller, respectively, all claims, actions, rights, title and interests of the undersigned in and to any and all software, databases, records, files, data, information and hardware, and any and all intellectual property (including, but not limited to, any and all patent, copyright, trademark, trade secret, know-how, confidential information, and other proprietary rights, and all registrations and applications directed to any of the foregoing) of any nature whatsoever, conceived, reduced to practice, invented, created, authored, designed, developed, issued, registered, applied for, licensed or used by or for the undersigned or the Seller, CFB or any Seller entity, in any case in connection with the Seller’s (or Seller entity’s) business (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released, discharged, transferred or assigned herein has been transferred, sold or assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released, discharged, transferred or assigned hereby are owned solely and exclusively by the undersigned, which has the sole authority to release, discharge, transfer and assign them to Buyer, as the successor to Seller. The undersigned agrees, without any further consideration, to execute any and all other documents requested by the Buyer or the Seller necessary in order to carry out or evidence the release, discharge, transfer or assignment, or other intent, of this Claims Letter.

3.            Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, taxing authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

4.            Miscellaneous.

(a)            This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)            This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c)            This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

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(d)            In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a party, the prevailing party in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e)            IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(f)             This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(g)            The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h)            This Claims Letter shall only become effective upon the consummation of the Merger, and once this Claims Letter becomes effective, its operation to extinguish all of the Claims released hereby shall not be dependent on or affected by the performance or non-performance of any subsequent act by the undersigned or the Releasees.

[Signature Page Follows.]

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Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director

[Signatures Continue on the Following Page]

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of May 29, 2025.

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name: Charles M. Shaffer
Title: Chairman and Chief Executive Officer

EXHIBIT D-1

RESTRICTIVE COVENANT AGREEMENT
(EXECUTIVE OFFICER)

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of May 29, 2025, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned executive officer (“Employee”) of Villages Bancorporation, Inc., a Florida corporation (“VBI”) and/or Citizens First Bank, a Florida state-chartered bank and wholly owned subsidiary of VBI (the “Bank” and collectively with VBI, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), VBI and the Bank are parties to that certain Agreement and Plan of Merger, dated as of May 29, 2025, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of VBI with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);

WHEREAS, Employee is a shareholder of VBI and/or officer of VBI and/or the Bank;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Employee and/or an Affiliate of Employee is selling shares of VBI Capital Stock held by Employee and/or the Employee’s Affiliate to Buyer and will receive Merger Consideration from Buyer in exchange for such shares;

WHEREAS, Employee is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;

WHEREAS, prior to the date hereof, Employee has served as a manager of Seller, and, therefore, Employee has knowledge of the Confidential Information (hereinafter defined) and/or relationships with the Seller’s executives, customers, and customer goodwill;

WHEREAS, the Employee acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;

WHEREAS, as a result of the Merger and the Bank Merger, Buyer will acquire substantial customer relationships from Seller and succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Employee will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Employee and/or the Employee’s Affiliate, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.            Certain Definitions.

(a)            “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)            “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer identity and customer lists, confidential methods of operation, lending and credit information, banking and financial information about customers and employees, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, proprietary computer systems and databases (and their contents) such as the Bank’s RPS system, current and future development and expansion or contraction plans of Seller, Buyer, SNB, or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB, or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets,” or any equivalent term under any applicable federal, state, or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Employee acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c)            Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.            Restrictive Covenants.

(a)            Nondisclosure of Confidential Information. From the Effective Time and thereafter for so long as such information remains Confidential Information, Employee shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Employee; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Employee is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Employee is required to be disclosed.

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(b)            Nonrecruitment of Employees. Employee hereby agrees that, for two (2) years following the Effective Time or for one (1) year following Employee’s affiliation with Buyer or SNB as an officer, employee, or consultant (whichever period is longer), Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Employee’s services as a manager of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)            Nonsolicitation of Customers. Employee hereby agrees that, for two (2) years following the Effective Time or for one (1) year following Employee’s affiliation with Buyer or SNB as an officer, employee, or consultant (whichever period is longer), Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself or of anyone other than Seller, Buyer, SNB or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer, SNB or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(d)            Noncompetition. Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not Compete (as defined herein) against Buyer, SNB, or any of their Affiliated Companies in the Restricted Area without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer. For purposes of this Agreement, “Compete” means to engage or participate in Business Activities (or to prepare to engage or participate in Business Activities) on Employee’s own behalf, or with, for, or on behalf of (i) any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) any other Person, business, or enterprise. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB, or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For purposes of this Agreement, the “Restricted Area” means each and any county where the Buyer, SNB, Bank or any of their Affiliated Companies (i) operates a banking office on the Closing Date, or (ii) has operated a banking office within the 12 months preceding the Closing Date. Nothing in this Section 2(d) shall prohibit Employee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB or any of their Affiliated Companies. Nothing in this Agreement shall prohibit Employee or any of such Employee’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that, such securities were held by the Employee or any of such Employee’s Affiliated Company as of the date of this Agreement.

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(e)            Enforceability of Covenants. Employee acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Employee acknowledges that each of Buyer, SNB and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Employee acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Employee agrees that his position as an Employee of VBI and/or the Bank involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Employee and Buyer agree that Employee’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provision of this Agreement shall not constitute a defense to the enforceability of this covenant. Employee and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Employee acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Employee), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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3.            Successors.

(a)            This Agreement is personal to Employee, is not assignable by Employee, and none of Employee’s duties hereunder may be delegated.

(b)            This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer, SNB and any of their Affiliated Companies and their successors and assigns.

4.            Miscellaneous.

(a)            Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)            Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)            Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(d)            Governing Law and Forum Selection. Buyer and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles, and that any and all disputes arising out of or relating to this Agreement shall be brought and exclusively maintained in the 19th Circuit Court in and for Martin County, Florida, Stuart Division. With respect to any such court action, Employee hereby (i) irrevocably submits to personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the court identified in this Agreement is a convenient forum for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

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(e)            Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address that such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)).

To Buyer:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Attention: Charles M. Shaffer

To Employee:	To the address set forth under such Employee’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)            Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)            Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(i)             Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:	Charles M. Shaffer
Title:	Chairman and Chief Executive Officer

[Signatures Continue on the Following Page]

EMPLOYEE:

Name:
Address:

EXHIBIT D-2

RESTRICTIVE COVENANT AGREEMENT

(DIRECTOR)

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of March 29, 2025, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Villages Bancorporation, Inc., a Florida corporation (“VBI”) and/or Citizens First Bank, a Florida state-chartered bank and wholly owned subsidiary of VBI (the “Bank” and collectively with VBI, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), VBI and the Bank are parties to that certain Agreement and Plan of Merger, dated as of March 29, 2025, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of VBI with and into Buyer (the “Merger”), and the subsequent merger of the Bank with and into SNB (the “Bank Merger”);

WHEREAS, Director is a shareholder and/or director of Seller;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or an Affiliate of Director is selling shares of VBI Capital Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration from Buyer in exchange for such shares;

WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined), has substantial relationships with the Seller’s executives, customers, and customer goodwill, and/or is in possession of trade secrets and valuable confidential business information of Seller;

WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;

WHEREAS, as a result of the Merger and the Bank Merger, Buyer will acquire substantial customer relationships from Seller and succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.             Certain Definitions.

(a)            “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)           “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB, or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer identity and customer lists, confidential methods of operation, lending and credit information, banking and financial information about customers and employees, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, proprietary computer systems and databases (and their contents) such as the Bank’s RPS system, current and future development and expansion or contraction plans of Seller, Buyer, SNB, or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB, or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets,” or any equivalent term under any applicable federal, state, or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c)            Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.             Restrictive Covenants.

(a)            Nondisclosure of Confidential Information. For three (3) years after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of Director’s legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

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(b)            Nonrecruitment of Employees. Director hereby agrees that, for three (3) years following the Effective Time or for three (3) years following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)            Nonsolicitation of Customers. Director hereby agrees that, for three (3) years following the Effective Time or for three (3) years following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself, or of anyone other than Seller, Buyer, SNB, or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict, or divert its business with Seller, Buyer, SNB, or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(d)            Noncompetition. Director hereby agrees that, for three (3) years following the Effective Time or for three (3) years following Director’s affiliation with Buyer or SNB as a director, employee, or consultant (whichever period is longer), Director shall not Compete (as defined herein) against Buyer, SNB, or any of their Affiliated Companies in the Restricted Area without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer. For purposes of this Agreement, “Compete” means to engage or participate in Business Activities (or to prepare to engage or participate in Business Activities) on Director’s own behalf, or with, for or on behalf of (i) any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) any other Person, business, or enterprise. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB, or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For purposes of this Agreement, the “Restricted Area” means each and any county where the Buyer, SNB, Bank, or any of their Affiliated Companies (i) operates a banking office on the Closing Date, or (ii) has operated a banking office within the 12 months preceding the Closing Date. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB, or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that such securities were held by the Director or any of such Director’s Affiliated Company as of the date of this Agreement.

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(e)            Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer, SNB, and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration, or scope of the covenants set forth herein. Director agrees that his or her position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him or her from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time, or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB, and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief, and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3.             Successors.

(a)            This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)            This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, the Buyer, SNB, and any of their Affiliated Companies and their successors and assigns.

4.             Miscellaneous.

(a)            Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)            Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)            Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

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(d)            Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles, and that any and all disputes arising out of or relating to this Agreement shall be brought and exclusively maintained in the state or federal courts located in Palm Beach County, Florida. With respect to any such court action, Director hereby (i) irrevocably submits to personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the court identified in this Agreement is a convenient forum for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(e)            Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address that such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)).

To Buyer:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Charles M. Shaffer

To Director:	To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)             Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)            Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding, and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(i)             Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:	Charles M. Shaffer
Title:	Chairman and Chief Executive Officer

[Signatures Continue on Following Page]

DIRECTOR:

Name:
Address:

EXHIBIT E

CERTIFICATE OF DESIGNATIONS
OF
SERIES A NON-VOTING
PREFERRED STOCK
OF
SEACOAST BANKING CORPORATION OF FLORIDA

Seacoast Banking Corporation of Florida (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “FBCA”), hereby certifies as follows:

FIRST: The Corporation’s Articles of Incorporation (as amended, supplemented and/or restated, the “Articles”) authorizes the issuance of up to 4,000,000 shares of preferred stock, par value $0.10 per share (the “Authorized Preferred Stock”), and further authorizes the Board of Directors of the Corporation (the “Board”) by resolution or resolutions to provide for the issuance of Authorized Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of each such series and any qualifications, limitations or restrictions thereof; and

SECOND: On May 28, 2025, the Board adopted the following resolution authorizing the creation and issuance of a series of said Authorized Preferred Stock to be known as “Series A Non-Voting Preferred Stock”:

RESOLVED: that, pursuant to authority conferred upon the Board by Article FOURTH of the Certificate of Incorporation of the Corporation, the Board hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the powers, preferences, rights and the qualifications, limitations and restrictions relating to such series as set forth in Attachment A.

[Remainder of this page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by Charles M. Shaffer, its Chairman and Chief Executive Officer, this            day of [●], 2025.

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Charles M. Shaffer
Chairman and Chief Executive Officer

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ATTACHMENT A

Certificate of Designations of
the Series A Non-Voting Preferred Stock of
Seacoast Banking Corporation of Florida

1.            Designation, Number and Rank. A series of preferred stock is hereby created out of the authorized and unissued shares of preferred stock of the Corporation. The shares of such series shall be designated as the Series A Non-Voting Preferred Stock, par value $0.10 per share (the “Series A Non-Voting Preferred Stock”). The number of shares initially constituting the Series A Non-Voting Preferred Stock shall be [_________].The Series A Non-Voting Preferred Stock shall be subordinate and junior to all indebtedness of the Corporation and to all other series of preferred stock of the Corporation, other than any series of preferred stock the terms of which provide that such series is on parity with or subordinate or junior to the Series A Non-Voting Preferred Stock in any respect, and shall rank on parity with the Common Stock of the Corporation (the “Common Stock”) with respect to the declaration and payment of dividends, except as provided in Section 2, and with respect to distributions upon the liquidation, dissolution or winding up of the Corporation.

2.            Dividends. The holders of Series A Non-Voting Preferred Stock shall be entitled to receive ratable dividends as provided herein only if and when dividends are concurrently declared and payable on the shares of Common Stock, out of any assets legally available therefor, which dividends shall be payable when, as and if declared by the Board of Directors of the Corporation; provided, that no dividend may be declared or paid on the Common Stock unless a dividend is also concurrently declared or paid, as applicable, with respect to each share of the Series A Non-Voting Preferred Stock then issued and outstanding, in an amount equal to one hundred percent (100%) of the amount declared or paid per the number of shares of Common Stock into which such share of Series A Non-Voting Preferred Stock is then convertible.

3.            Liquidation.

(a)            Upon the occurrence of a Liquidation Event (as defined below), the assets of the Corporation or proceeds thereof (whether capital or surplus) remaining available for distribution to shareholders of the Corporation after payment, or provision for payment, in full of all claims of creditors of the Corporation and all amounts due on any preferred stock or other securities of the Corporation that are superior and prior in rank to the Common Stock and the Series A Non-Voting Preferred Stock shall be distributed to the holders of the Common Stock and the Series A Non-Voting Preferred Stock pro rata based, respectively, on the number of shares of Common Stock outstanding at such time and the number of shares of Common Stock into which the Series A Non-Voting Preferred Stock outstanding at such time is then convertible.

(b)            For purposes of this Section 3, a “Liquidation Event” means a liquidation, dissolution or winding up of the Corporation.

4.            Voting. Except as required by the FBCA, the Series A Non-Voting Preferred Stock shall not be entitled to vote on any matter. As to all matters as to which the Series A Non-Voting Preferred Stock is required by the FBCA to vote on any matter, each one one-thousandth (1/1,000th) of each outstanding share of Series A Non-Voting Preferred Stock shall be entitled to one (1) vote and shall vote together with the Common Stock outstanding as a single class unless otherwise required by the FBCA, and as to any matter for which voting by class is specifically required by the FBCA, each one one-thousandth (1/1,000th) of a share of Series A Non-Voting Preferred Stock shall be entitled to one (1) vote.

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5.            Conversion and Transfer Rights.

(a)            Conversion. Each one one-thousandth (1/1,000th) of a share of Series A Non-Voting Preferred Stock will become convertible into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Preferred Stock transfers such share of Non-Voting Preferred Stock to a non-Affiliate of the holder in a Permissible Transfer and under the Conversion Procedures set forth on Section 5(d).

(b)            Less than 9.75% Shareholder Conversion. Further, each one one-thousandth (1/1,000th) of a share of Series A Non-Voting Preferred Stock may convert, at the discretion of the member of an Acting in Concert Group holding such share and under the Conversion Procedures set forth on Section 5(e), into one (1) fully paid and nonassessable shares of Common Stock provided that such Acting in Concert Group’s beneficial ownership in the Corporation, after giving effect to such conversion, would constitute no more than 9.75% of the shares of Common Stock then outstanding (and no more than 9.75% of the shares of any class of voting securities of the Corporation, each as determined in accordance with the Regulatory Control Standards. Notwithstanding the foregoing Section 5, subsections (a) and (b), the Corporation may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of the Regulatory Control Standards with respect to the restrictions on the transfer of the Series A Non-Voting Preferred Stock that are required in order to preserve the “non-voting” classification of the Series A Non-Voting Preferred Stock for regulatory purposes. Any such restriction shall be imposed and deemed effective immediately upon the transmittal by the Corporation of written notice to such holder specifying in reasonable detail the reason for such restriction; and in the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction shall be deemed to have been imposed and effective retroactively to the time of such event, and such conversion shall be deemed not to have occurred, so long as such notice is transmitted within ninety (90) days after the event giving rise to such conversion; provided, however, that the Corporation must act in good faith, reasonably and on advice of its outside counsel in connection with any such restriction. Such notice may be dispatched by first class mail, by electronic transmission, or by any other means reasonably designed and in good faith intended to provide prompt delivery to an executive officer, trustee, individual (or equivalent) of, or legal counsel to, such holder.

(c)            Issuance Limitations. Further to the conversion limitations set forth above, if Seacoast Banking Corporation of Florida (“Company”) has not obtained shareholder approval in accordance with Nasdaq Listing Rule 5635(d) (“Shareholder Approval”), then the Company may not issue, upon conversion of the Series A Non-voting Preferred Stock or payments in kind of dividends on the Series A Non-voting Preferred Stock, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the original issue date and prior to such conversion date or dividend issuance date in connection with any conversion of or dividend payment in Common Stock on Series A Non-voting Preferred Stock that such Holder(s) would exceed the 20% limitation of Nasdaq Listing Rule 5635(d) (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). If the Holders of such shares which would otherwise have been issued Common Stock but for the Issuable Maximum request in writing that the Company hold the requisite vote of Seacoast common stock in order to obtain the Shareholder Vote, the Company will promptly call a meeting of the holders of the Company Common Stock (the “Company Shareholders Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Shareholder Approval and the Company will recommend that the Company shareholders vote for the approval of the matters required by Nasdaq Listing Rule 5635(d) or any successor provision.

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(d)            Certain Definitions. For purposes of this Certificate of Designations and the Corporation’s Certificate of Incorporation as amended hereby:

(i)            The term “Acting in Concert Group” shall mean the Initial Holders, the Initial Holders’ Affiliates, and the Initial Holders’ Immediate Family.

(ii)            the term “Affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person and includes any “affiliate” as such term is defined under the Regulatory Control Standards. Without limiting the generality of the foregoing, a person is an Affiliate of another person if the first person (A) is an executive officer (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of the second person; (B) is a director of the second person where such second person is a corporation; (C) is a manager (or an executive officer, director, general partner or manager of an entity that is a manager) of the second person where such second person is a limited liability company; (D) is a general partner (or an executive officer, director, general partner or manager of an entity that is a general partner) of the second person where such second person is a partnership; or (E) directly or indirectly has or shares the power to vote, or direct the voting of, or to dispose of, or direct the disposition of, securities representing more than ten percent (10%) of the combined voting power of the securities of the second person.

(iii)           the term “Immediate Family” includes a person's father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, the spouse of any of the foregoing, and the person's spouse.

(iv)          the term “Initial Holders” shall mean the individuals set forth on Exhibit A, in each of it or their capacity as a shareholder of the Corporation as of the Effective Time.

(v)            the term “Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) to an Affiliate of the holder; (iii) in a widespread public distribution; (iv) to a transferee that controls more than fifty percent (50%) of every class of the Voting Securities of the Corporation without giving effect to such transfer; or (v) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of the outstanding securities of any class of Voting Securities of the Corporation.

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(vi)          the term “Regulatory Control Standards” shall mean the applicable provisions of Regulation Y of the Board of Governors of the Federal Reserve System, set forth at 12 C.F.R. Part 225, including any interpretations thereof published by the Board of Governors of the Federal Reserve System.

(vii)         the term “Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

(e)            Conversion Procedure.

(i)             Conversion Right. To exercise any right of optional conversion under this Section 5, the holder must surrender the certificate or certificates, or evidence of book-entry shares, representing the shares of Series A Non-Voting Preferred Stock to be converted, duly endorsed, at the registered office of the Corporation, together with a written notice to the Corporation stating that the holder elects to convert all or a specified whole number of such shares (“Conversion Notice”) in accordance with this Section 5, along with any appropriate documentation that may be reasonably required by the Corporation. Effective upon the Corporation’s receipt of a Conversion Notice and accompanying documentation as required above, the shares of Series A Non-Voting Preferred Stock will be deemed converted into shares of Common Stock as provided for in this Section 5 and, as soon as practicable thereafter, the Corporation will issue and deliver to the holder of such Series A Non-Voting Preferred Stock a certificate or certificates, or evidence of book-entry shares, representing the number of shares of Common Stock into which the Series A Non-Voting Preferred Stock was converted.

(ii)            Conversion Upon Transfer. The automatic conversion of Series A Non-Voting Preferred Stock into shares of Common Stock upon the transfer of Series A Non-Voting Preferred Stock to a person other than a member of the Acting in Concert Group shall take effect simultaneously with the applicable transfer, unless such transfer occurs after the close of business on a business day or on a day other than a business day, in which case such conversion shall not take effect until after the open of business on the next business day. As soon as practicable thereafter, the Corporation will issue and deliver to the transferee of such Series A Non-Voting Preferred Stock a certificate or certificates, or evidence of book-entry shares, representing the number of shares of Common Stock into which the Series A Non-Voting Preferred Stock was automatically converted.

(iii)            General. Upon the conversion of any Series A Non-Voting Preferred Stock, such shares will cease to be outstanding for any purpose, subject to the rights of the holders to receive any unpaid dividends which were declared on such shares as of a record date preceding the date of conversion (but without any amount in respect of dividends that have not been declared prior to such conversion date). Unless and until converted, shares of Series A Non-Voting Preferred Stock will not entitle holders thereof to any rights with respect to Common Stock or other securities issuable upon conversion.

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6.            Adjustments for Certain Events.

(a)            Changes in Capitalization. In the event of any stock dividend, stock split, recombination or other similar event affecting the Common Stock, each one one-thousandth (1/1,000th) of a share of Series A Non-Voting Preferred Stock shall be adjusted by multiplying such share by a fraction, (i) the numerator of which is the number of shares of Common Stock outstanding immediately after the effective time of such event (excluding for such purpose shares of Common Stock issuable upon the conversion of the Series A Non-Voting Preferred Stock but including any other securities convertible into or exchangeable for shares of Common Stock), and (ii) the denominator of which is the number of shares of Common Stock outstanding immediately prior to the effective time of such event (excluding for such purpose shares of Common Stock issuable upon the conversion of the Series A Non-Voting Preferred Stock but including any other securities convertible into or exchangeable for shares of Common Stock).

(b)            Certain Corporate Transactions. In the event of (i) the acquisition by any person (including a group of related persons within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended, whether or not such regulation shall then be applicable to the Corporation or its securities) of (A) more than fifty percent (50%) of the outstanding capital stock of the Corporation, or (B) all or substantially all of the assets of the Corporation; or (ii) a merger of the Corporation with or into any person, or of any person with or into the Corporation, immediately after which the shareholders of the Corporation (as measured immediately prior to completion of the transaction) own less than a majority of the combined capital stock or membership interests of the surviving entity, then, in each such case, proper provision shall be made so that the holders of the Series A Non-Voting Preferred Stock shall be entitled to receive in exchange for or in respect of their shares of Series A Non-Voting Preferred Stock the same form and amount of consideration, if any, as the holders of the Common Stock receive in exchange for or in respect of their shares of Common Stock, with the amount of such consideration, if any, to be received for or in respect of each share of Series A Non-Voting Preferred Stock to be equal to the amount that would be received by a holder of the number of shares of Common Stock into which one (1) share of Series A Non-Voting Preferred Stock would then be convertible if an event specified in Section 5 had occurred simultaneously therewith.

7.            Amendment. This Certificate of Designations constitutes an agreement between the Corporation and the holders of the Series A Non-Voting Preferred Stock and may be amended only by the affirmative vote of the Board of Directors of the Corporation and, in addition to any other vote of shareholders then required by the FBCA, the holders of a majority of the outstanding shares of Series A Non-Voting Preferred Stock.

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EXHIBIT F

Execution

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (the “Agreement”), dated this 29th day of May, 2025, is by and between Seacoast Banking Corporation of Florida (“Seacoast”), and the shareholders listed on Exhibit A (the “Shareholders,” and collectively, the “Shareholders Group”).

RECITALS

WHEREAS, the respective Boards of Directors of Seacoast and Villages Bancorporation Inc. (“VBI”) have approved, and the parties thereto have entered into, an Agreement and Plan of Merger by and between Seacoast and VBI, dated as of May 29, 2025 (as executed and delivered, the “Merger Agreement”);

WHEREAS, on the Closing Date, on the terms and subject to the conditions set forth in the Merger Agreement, VBI will be merged with and into Seacoast (the “Merger”), and, Citizens First Bank, a Florida state-chartered bank and wholly-owned subsidiary of VBI, will be merged with and into Seacoast National Bank, a national banking association and wholly-owned subsidiary of SBC (“Seacoast Bank”);

WHEREAS, as of the Closing Date, in connection with the consummation of the Merger, the Shareholders hold shares of common stock, par value $0.10 per share, of Seacoast (“Seacoast Common Stock”) and Series A Non-Voting Stock of Seacoast (the “Seacoast Preferred Stock”), as set forth on Exhibit B; and

WHEREAS, as an inducement to Seacoast and VBI to enter into the Merger Agreement, Seacoast and each of the Shareholders agree to the terms and conditions of this Agreement, effective as of the date hereof.

NOW THEREFORE, in consideration of the recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.            Representations and Warranties of the Shareholders.

Each Shareholder represents and warrants to Seacoast, as follows:

(a)            Such Shareholder, as of immediately prior to the Closing (as defined in the Merger Agreement), owns that number of shares of common stock of VBI, a Florida corporation, par value $5.00 per share thereof (the “VBI Common Stock”), set forth opposite such Shareholder’s name in Exhibit B;

(b)            The Shareholder has full power and authority to enter into and perform his/her or its obligations under this Agreement. This Agreement constitutes a valid and binding obligation of the Shareholder and the performance of its terms will not constitute a violation of any agreement or any instrument to which the Shareholder is a party.

2.            Representations and Warranties of Seacoast.

Seacoast hereby represents and warrants to the Shareholder that Seacoast has full power and authority to enter into and perform its obligations under this Agreement and that the execution and delivery of this Agreement by Seacoast has been duly authorized by the Board of Directors of Seacoast. This Agreement constitutes a valid and binding obligation of Seacoast and the performance of its terms will not constitute a violation of any agreement or instrument to which Seacoast is a party.

3.            Covenants.

(a)            From the date of this Agreement through the termination of this Agreement in accordance with its terms, each Shareholder covenants and agrees not to, directly or indirectly, and shall not direct or otherwise knowingly cooperate or coordinate with any member of an Acting in Concert Group, to do any of the following:

(i)             acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any shares of Seacoast common stock, par value $0.10 per share (“Seacoast Common Stock”) or any other class of Seacoast stock that has voting rights (“Seacoast Voting Stock”), any rights to vote or direct the voting of any additional shares of Seacoast Common Stock, Seacoast Voting Stock, or any securities convertible into Seacoast Common Stock or Seacoast Voting Stock, except (A) as to any Seacoast Common Stock issued by Seacoast in exchange for VBI Common Stock pursuant to the terms of the Merger Agreement, (B) by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Seacoast Common Stock generally, or (C) that number of shares of Seacoast Common Stock or any other class of Seacoast Voting Stock, the purchase of which by the Shareholder would cause the Shareholder to beneficially own, in the aggregate with an Acting in Concert Group, no more than 9.75% of the then-outstanding shares of Seacoast Common Stock, or any other class of Seacoast Voting Stock, if any, as determined pursuant to the Regulatory Control Standards;

(ii)            convert the Seacoast Preferred Stock Consideration received pursuant to the Merger Agreement to Seacoast Common Stock pursuant to the terms of the Certificate of Designations of Series A Non-Voting Preferred Stock of Seacoast Banking Corporation of Florida, attached hereto as Exhibit C (the “Series A Certificate of Designations”), except that nothing in this sentence shall (A) prohibit a conversion in relation to a Permissible Transfer (as defined in the Series A Certificate of Designations) or (B) prohibit the Shareholder from converting the Seacoast Preferred Stock Consideration to Seacoast Common Stock if after giving effect to such conversion, the Shareholder would beneficially own, in the aggregate with an Acting in Concert Group, no more than 9.75% of the then-outstanding shares of Seacoast Common Stock or any other class of Seacoast Voting Stock, if any, as determined pursuant to the Regulatory Control Standards;

(iii)           without Seacoast’s prior written consent and Seacoast’s review of the Shareholder’s proposed private sale or transfer of such shares (a “Private Sale”) (which consent and review shall not be unreasonably withheld or delayed), directly or indirectly, Shareholder shall not sell or transfer greater than half of one percent (0.5%) or more of the shares of Seacoast Common Stock then outstanding as shown by the most recent report or statement filed by Seacoast with the Securities and Exchange Commission. In connection with any proposed Private Sale, the shares of Seacoast Common Stock proposed to be sold or transferred in such Private Sale shall first be offered to Seacoast under the same terms and conditions as the proposed Private Sale, which Seacoast shall have three (3) business days following the date Shareholder first presents in writing the terms of such proposed Private Sale to Seacoast, to accept such offer, except that nothing in this Section 3(a)(iii) shall prohibit one or more of the following transfers by any Shareholder or any Permitted Transferee (as defined below) that continues to be subject to this Agreement: (A) a transfer between members of an Acting in Concert Group; (B) a transfer by will or by operation of law; (C) a transfer in connection with estate or charitable planning purposes, including any transfer to one or more relatives of the Shareholder or any transfer to one or more trusts or other entities that are beneficially owned exclusively by the Shareholder, one or more relatives of the Shareholder, or any combination of them; and (D) a transfer to a charitable organization that is not controlled by the Shareholder or one or more affiliates or relatives; provided that as a condition to each permitted transfer under (A)-(D) of this clause (iii), each transferee (each a “Permitted Transferee”) shall deliver a written instrument to Seacoast, in a form reasonably acceptable to Seacoast, agreeing to be bound by the restrictions set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Shareholders, collectively, may sell Seacoast Common Stock without Seacoast’s prior review and written consent (X) through a broker-dealer in an aggregate amount up to the Monthly Limit (a “Permitted Sale”) or (Y) through a bona fide underwritten offering pursuant to an exercise of the registration rights provided in Section 4 of this Agreement (a “Permitted Offering”); provided further, with respect to the foregoing clause (X), that (1) if a Shareholder dies prior to the expiration of the term of this Agreement, the Monthly Limit shall remain in place for the remaining Shareholders and Permitted Transferees, (2) for avoidance of doubt, shares of Seacoast Common Stock covered by Hedging Transactions will be counted toward the Monthly Limit, (3) the sale of shares by the Shareholders, individually or collectively and each Permitted Transferee that continues to be subject to this Agreement, shall be aggregated for purposes of the Monthly Limit; and (4) no Shareholder may make a Permitted Sale prior to the ninety (90)-day anniversary of the Closing Date;

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(iv)          (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of a majority of the assets of, or other business combination involving, or a tender or exchange offer for securities of, Seacoast or a majority of Seacoast’s business or assets or any type of transaction that would, in each case, result in a change in control of Seacoast (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of Seacoast, Seacoast Bank, any of their respective subsidiaries, the Board of Directors of Seacoast or any of the businesses, operations or policies of Seacoast; provided that the Shareholder shall not be prohibited from communicating with the executive officers and directors of Seacoast in the Shareholder’s capacity as a shareholder of Seacoast, (C) seek to effect a change in control of Seacoast;

(v)            publicly announce the Shareholders’ willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require Seacoast to make a public announcement regarding any such Company Transaction;

(vi)          initiate, request, induce, or knowingly encourage any other person to initiate any proposal constituting or that would reasonably be expected to result in a Company Transaction Proposal, or otherwise knowingly provide assistance to any person who has made or is planning, or enter into discussions or negotiations with respect to, any proposal constituting or that would reasonably be expected to result in a Company Transaction Proposal;

(vii)         solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in opposition to any recommendation or proposal of Seacoast’s Board of Directors (the “Seacoast Board”), or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, knowingly encourage or knowingly influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Seacoast Common Stock, or execute any written consent in lieu of a meeting of the holders of the Seacoast Common Stock;

(viii)         initiate, propose, submit, encourage or otherwise solicit shareholders of Seacoast for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate of Shareholders on, the Seacoast Board, Seacoast Bank board, or any of their respective subsidiaries, or seek removal of any member of the Seacoast Board or any executive officers of Seacoast;

(ix)           except with the other parties to this Agreement, form, join in or in any other way (including by deposit of Seacoast’s capital stock), participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Seacoast Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Seacoast Common Stock;

(x)            publicly request, or induce or knowingly encourage any other person to request, that Seacoast amend or waive any of the provisions of this Agreement; and

(xi)            advise, assist, knowingly encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement;

(xii)          (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Seacoast Board to a vote of Seacoast’s shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of Seacoast’s shareholders that is opposed by the Seacoast Board;

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(xiii)         vote for any proposal or any individual for election to the Seacoast Board, other than those proposals or nominations recommended or supported by the Seacoast Board;

(xiv)        except in connection with the enforcement of the Merger Agreement and the transactions contemplated thereby (including this Agreement), cooperate with, join with, finance or otherwise knowingly encourage any holder of Seacoast Common Stock who, to the knowledge of the Shareholder, acquired or holds shares of Seacoast Common Stock with an intention of changing or influencing control of Seacoast, to pursue any litigation (including any derivative litigation) against Seacoast or any of its respective officers and directors; provided, that this clause shall not preclude or in any way restrict the Shareholder from (A) electing to participate in any settlement or judgment resulting from a class action, or (B) submitting to witness interviews or providing testimony or documentary evidence, whether voluntarily or in response to a subpoena;

(xv)         have or seek to have any employee or representative of the Shareholder serve as an officer, agent, or employee of Seacoast, Seacoast Bank or any of their subsidiaries; and

(xvi)        dispose or threaten to dispose (explicitly or implicitly) of equity interests of Seacoast, Seacoast Bank or any of their subsidiaries in any manner as a condition or inducement of specific action or non-action by Seacoast, Seacoast Bank or any of their subsidiaries;

provided, that, (A) notwithstanding anything in the foregoing to the contrary, nothing in this Section 3(a) shall prohibit, restrict or otherwise prevent any Shareholder from taking any of the following actions: (1) initiating and/or engage in private discussions with, and submitting non-public, confidential proposals to, the Seacoast Board (or any committee or other designee thereof) or members of management of Seacoast (including any executive officer or designee thereof) with respect to any issue or topic involving the business or operations or Seacoast, (2) initiating and/or engaging in private discussions with and among the other Shareholders and other members of its Acting in Concert Group, including any of their respective advisers, with respect to any issue or topic involving the business or operations of Seacoast or (3) making any confidential request to Seacoast seeking an amendment or waiver of the provisions of this Agreement, in each case so long as such proposals or requests do not require public disclosure and the making of such proposal or request would not reasonably be expected to require Seacoast to make a public announcement of its receipt and (B) for the avoidance of doubt, the consummation of the transactions contemplated by the Merger Agreement and the Shareholders’ exercise of their rights or the performance of its obligations in accordance with any other documents in connection with the transactions contemplated by the Merger Agreement shall not be deemed violations of this Section 3(a).

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(b)            Notwithstanding any other provision in this Agreement, Shareholder shall (i) not convert any shares of Seacoast Preferred Stock if giving effect to such conversion, an Acting in Concert Group beneficially would own more than 9.75% of the then-outstanding shares of Seacoast Common Stock or any other class of Seacoast Voting Stock, if any as determined pursuant to the Regulatory Control Standards and (ii) have the right (but not the obligation), in the event of any corporate action by Seacoast, including, without limitation, a stock repurchase or reverse stock split, that, giving effect to such action, would result in an Acting in Concert Group beneficially owning more than 9.75% of the then-outstanding shares of Seacoast Common Stock or any other class of Seacoast Voting Stock, if any, as determined pursuant to the Regulatory Control Standards, to exchange shares of Seacoast Common Stock for Seacoast Preferred Stock to the extent required to avoid such result.

(c)            The Shareholders Group has reviewed and concluded, immediately before the Closing, and thereafter will review during the term of this Agreement on an annual basis (or more frequently as Seacoast may reasonably request), and provide written confirmation to Seacoast that, to the knowledge of each Shareholder after reasonable inquiry, an Acting in Concert Group beneficially owns no more than 9.75% of the then-outstanding shares of Seacoast Common Stock or any other class of Seacoast Voting Stock, if any, as determined pursuant to the Regulatory Control Standards.

(d)            During the term of this Agreement, each Shareholder agrees not to disparage Seacoast or any of its directors (including shareholders supported by Seacoast’s Board of Directors), officers or employees in any public or quasi-public forum, and Seacoast agrees not to disparage the Shareholders in any public or quasi-public forum; provided that, for the avoidance of doubt, the Shareholders, individually or collectively, may initiate and engage in private discussions with and among the other Shareholders and other members of its Acting in Concert Group, including any of their respective advisers, with respect to the business or operations of Seacoast.

4.            Registration Rights.

(a)            Shelf Registration and Underwritten Offerings.

(i)            Seacoast shall use its reasonable best efforts to file with the U.S. Securities and Exchange Commission (the “SEC”) within ninety (90) days of the Closing Date a registration statement on the applicable SEC form with respect to the resale from time to time, whether underwritten or otherwise, of the Registrable Securities by the Holders. Seacoast shall use its reasonable best efforts to promptly respond to all SEC comments related to such registration statement but in any event within two (2) weeks of the receipt thereof. The registration contemplated by this Section 4(a)(i) is referred to herein as the “Mandatory Registration.” The Mandatory Registration shall be filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”) to the extent permitted thereunder, and the filing of a prospectus supplement to a prospectus included as part of an effective Shelf Registration naming the Holders shall be deemed to satisfy Seacoast’s obligations with respect to the filing of the Mandatory Registration. So long as any such Shelf Registration is effective as required herein and in compliance with the Securities Act and is usable for resale of Registrable Securities, the Holders shall be entitled to demand takedowns to sell Registrable Securities from the Shelf Registration, including an underwriting or underwritten takedown contemplated by Section 4(a)(ii). In connection with any such takedown, Seacoast shall take all customary and reasonable actions that Seacoast would take in connection with a distribution of Registrable Securities (including, without limitation, all actions referred to in Section 4(d)) necessary to effectuate such sale in the manner reasonably determined by the Holders of at least a majority of the Registrable Securities to be included in such underwritten takedown. Seacoast shall use its reasonable best efforts to cause the registration statement or statements filed with respect to the resale of the Registrable Securities by the Holders remain continuously effective until such date (the “Shelf Termination Date”) that all Registrable Securities included in the registration statement shall have been sold or shall have otherwise ceased to be Registrable Securities. In the event the Mandatory Registration must be effected on Form S-1 or any similar long-form registration as Seacoast may elect or is required to use, such registration shall nonetheless be filed as a Shelf Registration and Seacoast shall use its reasonable best efforts to keep such registration current and continuously effective, including by filing periodic post-effective amendments to update the financial statements contained in such registration statement in accordance with Regulation S-X promulgated under the Securities Act until the Shelf Termination Date

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(ii)            The Holders of at least a majority of the Registrable Securities shall be entitled to make one (1) written request to Seacoast in any calendar year to distribute Registrable Securities registered pursuant to the Mandatory Registration by means of an underwriting or underwritten takedown if the anticipated aggregate offering price based on the then-current market prices, net of underwriting discounts and commissions, would exceed $40,000,000, but (unless the Holders receive the prior written consent of Seacoast) would be no greater than ten percent (10%) of the then-outstanding market capitalization of Seacoast. In such event, the right of any Shareholder to include such Shareholder’s Registrable Securities in such underwriting or underwritten takedown shall be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form (including a customary lock-up agreement) with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities; provided, that such selection shall be subject to the consent of Seacoast, which shall not be unreasonably withheld or delayed and further provided that no holder of Registrable Securities included in any underwritten registration or underwritten takedown pursuant to the Mandatory Registration shall be required to make any representations or warranties to Seacoast or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities and such holder’s intended method of distribution) or, without the consent of the Shareholder, to undertake any indemnification obligations to Seacoast or the underwriters with respect thereto, except as otherwise provided in Section 4(g) below. In connection with any underwriting or underwritten takedown pursuant to this Section 4(a)(ii) Seacoast and the Holders participating therein shall consult in good faith with respect to the allocation to purchasers of the securities included in such underwriting or underwritten takedown with a view toward optimizing the execution of such underwriting or underwritten takedown.

Notwithstanding any other provision of this Section 4(a), if the managing underwriter advises the Shareholders that marketing factors require a limitation on the number of securities to be underwritten (including Registrable Securities), then Seacoast shall so advise the Holders of Registrable Securities which would otherwise be included in such underwritten registration or takedown off the registration statement, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such holders. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

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For the avoidance of doubt, nothing in this Section 4(a)(ii) (other than the lock-up provisions of any underwriting agreement) shall restrict the Holders’ respective abilities to sell Registrable Securities subject to the Mandatory Registration, or any other applicable Shelf Registration, in accordance with Section 3(a)(iii).

(iii)          Seacoast shall not be required to effect a registration pursuant to this Section 4(a) including any underwriting or underwritten takedown required pursuant to Section 4(a)(ii) above: (1) during the period starting with the date forty-five (45) days prior to Seacoast’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of or the date of a underwritten offering pursuant to, a Seacoast-initiated registration; or (2) if Seacoast shall furnish to the Holders requesting a registration statement pursuant to this Section 4(a), a certificate signed by the chief executive officer or chief financial officer of Seacoast certifying that the registration would reasonably be expected to materially adversely affect or materially impede, delay or interfere with any bona fide financing of Seacoast, any corporate reorganization, development or plan or any material transaction under consideration by Seacoast or would require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, in which event Seacoast shall have the right to defer the filing of such registration statement for a period of not more than thirty (30) days after receipt of the request by the Holders; provided that such right to delay a request shall be exercised by Seacoast not more than once in any twelve (12)-month period.

(iv)          Seacoast may include in any registration pursuant to this Section 4(a) other securities for sale for its own account or for the account of any other person; provided that, if the managing underwriter for the offering shall determine that the number of shares proposed to be offered in such offering would be reasonably likely to adversely affect such offering, then the securities to be sold by the Holders shall be included in such registration before any securities proposed to be sold for the account of Seacoast or any other person.

(b)            Piggyback Registrations.

(i)            Seacoast shall notify each Holder who holds Registrable Securities in writing at least ten (10) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Seacoast (whether in connection with a public offering of securities by Seacoast, a public offering of securities by shareholders of Seacoast, or both, but excluding any registration by Seacoast: on Form S-4 or any successor form thereto (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto); on Form S-8 or any successor form thereto (or other registration solely relating to an offering or sale to employees or directors of Seacoast pursuant to any employee stock plan or other employee benefit arrangement); on a registration statement for a Shelf Registration; in connection with any dividend or distribution reinvestment or similar plan; or pursuant to Section 4(a)) and shall afford each such Holder an opportunity to include in such registration statement all or part of the Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within five (5) days after receipt of the above-described notice from Seacoast, so notify Seacoast in writing. Such notice shall state such Holder’s desire to include all or a part of the Registrable Securities held by such Holder in the registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by Seacoast, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Seacoast with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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(ii)            If the registration statement under which Seacoast gives notice under this Section 4(b) is for an underwritten offering, Seacoast shall so advise in such notice the Holders who hold Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 4(b) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of the Registrable Securities such Holder desires to include in such registration in the underwriting. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Seacoast.

Notwithstanding any other provision of this Agreement, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten in a registration statement pursuant to this Section 4(b), the number of shares that may be included in such underwriting shall be allocated first to Seacoast; second, to all Holders who are entitled to participate and who have elected to participate in the offering pursuant to the terms of this Agreement, on a pro rata basis based upon the total number of shares held by each such participating Holder that are subject to piggyback registration rights pursuant hereto; and third, to any other shareholder of Seacoast on a pro rata basis.

If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Seacoast and the managing underwriter, delivered at least ten (10) calendar days prior to the effective date of the registration statement or in the case of a registration statement on Form S-3 or similar short-form registration statement, by the close of business on the first business day after the public notice of an offering or if the offering is publicly announced at the beginning of a business day, 4:00 p.m. Eastern Time on such day.

(iii)          Seacoast shall have the right for any reason to terminate or withdraw any registration initiated by it under this Section 4(b) prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by Seacoast in accordance with Section 4(c).

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(iv)          Seacoast shall not grant to any other person the right to request Seacoast to register any shares of Seacoast Common Stock or Seacoast Preferred Stock in a piggyback registration unless such rights are consistent with the provisions hereof.

(c)            Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by Seacoast. The obligation of Seacoast to bear Registration Expenses shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered. Notwithstanding the foregoing, Seacoast shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to this Section 4, the request of which has been subsequently withdrawn by the Holders unless (i) Seacoast has requested the Holders to withdraw such request or Seacoast and the Holders jointly determine that such request should be withdrawn, (ii) the withdrawal is based upon material adverse information concerning Seacoast that Seacoast had not publicly revealed at least forty-eight (48) hours prior to the request for registration or that Seacoast had not otherwise notified the Holders of at the time of such request for registration or (iii) the Holders of a majority of Registrable Securities, as the case may be, agree to forfeit their right to one requested underwriting or underwritten takedown pursuant to Section 4(a)(ii), as applicable, in which event such right shall be forfeited.

If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the Holder of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested and effected. If Seacoast is required to pay the Registration Expenses of a withdrawn offering pursuant to clause 4(c)(i) above, then the Holders shall not forfeit their rights pursuant to Section 4(a).

(d)            Obligations of Seacoast. Whenever required to effect the registration of any Registrable Securities (including with respect to the Mandatory Registration), Seacoast shall, as expeditiously as practicable:

(i)            Prepare and file with the SEC a registration statement, and all amendments and supplements thereto and related prospectuses and issuer free writing prospectuses as may be necessary to comply with applicable securities laws with respect to such Registrable Securities and use all reasonable best efforts to cause such registration statement to become effective; provided that, before filing a registration statement or prospectus or any amendments or supplements thereto and issuer free writing prospectuses, Seacoast shall furnish to the counsel selected by the Holders of a majority of Registrable Securities covered by such registration statement copies of all such documents proposed to be filed and give such counsel a reasonable opportunity to review and comment on such documents before they are filed and the opportunity to object to any information pertaining to the Holders that is contained therein, and Seacoast shall make any changes reasonably requested by such counsel to such documents prior to filing, notify in writing each holder of the effectiveness of each registration statement filed hereunder.

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(ii)            Furnish to the selling Holders such number of copies of a prospectus, including a preliminary prospectus, and each amendment and supplement thereto, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(iii)           Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that Seacoast shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions.

(iv)           Use its reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by Seacoast are then listed.

(v)            Use its reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement.

(vi)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(vii)          Promptly notify each Holder who holds Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and, at the request of the Holders of a majority of the Registrable Securities covered by such registration statement, Seacoast shall promptly prepare and furnish to each such Holder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(viii)            Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing Seacoast for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated as of such date, from the independent registered public accountants of Seacoast, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering addressed to the underwriters.

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(ix)           Make available for inspection by the Holders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by the Holders or underwriter, financial and other records, pertinent corporate documents and instruments of Seacoast and other relevant information of Seacoast, as shall be reasonably necessary to enable them to exercise their due diligence responsibility.

(x)            Promptly notify each Holder who holds Registrable Securities covered by such registration statement in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for sale in any jurisdiction, and use its reasonable best efforts promptly to obtain the withdrawal of such order.

(xi)           Cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may request.

(xii)          Cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority.

(xiii)         If requested by the underwriters, prepare and present to potential investors customary “road show” or marketing materials in a manner consistent with other new issuances of other securities similar to the Registrable Securities by well known seasoned issuers (as defined in Rule 405 promulgated under the Securities Act).

(e)            Suspension of Sales. Upon receipt of written notice from Seacoast that a registration statement or prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (a “Misstatement”), each Holder who holds Registrable Securities shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of the supplemented or amended prospectus that corrects such Misstatement, or until such Holder is advised in writing by Seacoast that the use of the prospectus may be resumed, and, if so directed by Seacoast, such Holder shall deliver to Seacoast (at Seacoast’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed forty-five (45) days.

(f)             Furnishing Information. The selling Holders shall furnish to Seacoast such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably requested by Seacoast to effect the registration of their Registrable Securities.

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(g)            Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 4:

(i)            To the extent permitted by law, Seacoast will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) or placement agent for such Holder and each person, if any, who controls such Holder, underwriter or placement agent within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto except for any information provided by or on behalf of any Holder, or underwriter or placement agent or for which any Holder or underwriter or placement agent was responsible, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, except for any omission or alleged omission in information provided by or on behalf of a Holder, underwriter or placement agent or for which any Holder, underwriter or placement agent was responsible or (iii) any violation or alleged violation by Seacoast of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Seacoast will pay to each such Holder, underwriter, placement agent or controlling person, as accrued, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 4(g) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the prior written consent of Seacoast.

(ii)            To the extent permitted by law and provided that such Holder is not entitled to indemnification pursuant to Section 4(g)(i) above with respect to such matter, each selling Holder (severally and not jointly) will indemnify and hold harmless Seacoast, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Seacoast within the meaning of the Securities Act or the Exchange Act, any underwriter, placement agent and any other Holder selling securities in such registration statement and any controlling person of any such underwriter, placement agent or other Holder, against any losses, claims, damages, or liabilities to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any (A) untrue statement or alleged untrue statement of a material fact regarding such Holder and provided in writing by such Holder which is contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments, supplements or free writing prospectuses thereto or (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in each case to the extent (and only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment, supplement or free writing prospectuses thereto, in reliance upon and in conformity with written information furnished by such Holder or its representatives expressly for use in connection with such registration statement; and each such Holder will pay Seacoast or such underwriter, placement agent, other Holder or controlling person, as accrued, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as a result of such Holder’s untrue statement or omission; provided, however, that the indemnity agreement contained in this Section 4(g)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holders unless such settlement by the claimant releases the Holders from any further loss, claim, damage, liability or action arising from the matters giving rise to the claim or action; provided, that, (x) the indemnification obligations in this Section 4(g)(ii) shall be individual and several and not joint for each Holder and (y) in no event shall the aggregate of all indemnification payments by and Holder under this Section 4(g)(ii) exceed the net proceeds from the offering received by such Holder.

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(iii)          Promptly after receipt by an indemnified party under this Section 4(g) of notice of the commencement of any claim or action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4(g), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 4(g), except to the extent such failure to give notice has a material adverse effect on the ability of the indemnifying party to defend such action.

(iv)          If the indemnification provided for in this Section 4(g) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Holder will be obligated to contribute pursuant to this Section 4(g)(iv) will be limited to an amount equal to the per share offering price (less any underwriting discount and commissions) multiplied by the number of shares sold by such Holder pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which such Holder has otherwise been required to pay in respect of such loss, liability, claim, damage, or expense or any substantially similar loss, liability, claim, damage, or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation.

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(v)            The obligations of Seacoast and the Holders under this Section 4(g) shall survive the completion of any offering of shares in a registration statement under this Section 4, and otherwise.

(h)            Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, Seacoast agrees to use its reasonable best efforts to:

(i)            make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act (“Rule 144”) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(ii)            file with the SEC, in a timely manner, all reports and other documents required of Seacoast under the Exchange Act; and

(iii)           so long as a Holder owns any Registrable Securities, furnish to such Holder promptly upon request: a written statement by Seacoast as to its compliance with the reporting requirements of Rule 144 and of the Exchange Act; a copy of the most recent annual or quarterly report of Seacoast; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

(i)            MNPI Opt-Out Request.

(i)            Notwithstanding anything to the contrary in this Agreement, each Shareholder may, at any time, elect to not receive any material non-public information with respect to Seacoast or any of Seacoast’s subsidiaries or securities that may otherwise be provided or required to be provided by Seacoast, including pursuant to Section 4 of this Agreement, by delivering to Seacoast a written statement signed by such Shareholder stating that such Shareholder does not want to receive such information (an “MNPI Opt-Out Request”), in which case Seacoast shall not, and shall not be required to, deliver any such information to such Shareholder. An MNPI Opt-Out Request with respect to a Shareholder shall remain in effect indefinitely unless a Shareholder who previously has delivered an MNPI Opt-Out Request to Seacoast revokes such request.

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5.            Notice of Breach and Remedies.

The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

The Shareholders expressly agrees that he, she or it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by Seacoast unless and until Seacoast is given written notice of such breach and allowed thirty (30) business days either to cure such breach or seek relief in court. If, after such thirty (30) business day period, Seacoast has not either reasonably cured such material breach or obtained relief in court, the Shareholders may terminate this Agreement by delivery of written notice to Seacoast.

Seacoast expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Shareholders unless and until the Shareholders are given written notice of such breach and allowed thirty (30) business days either to cure such breach or seek relief in court. If, after such thirty (30) business day period, the Shareholders have not either reasonably cured such material breach or obtained relief in court, Seacoast may terminate this Agreement by delivery of written notice to the Shareholders.

6.            Term.

This Agreement shall be effective upon the execution of this Agreement and will remain in effect until such time that the Shareholders Group beneficially owns less than five percent (5%) of the shares of Seacoast Common Stock (including the Seacoast Common Stock into which the Seacoast Preferred Stock then held by the Shareholder Group is convertible) then outstanding for a period of one-hundred-and-twenty (120) consecutive calendar days; provided, however, that the provisions contained in Section 4 of this Agreement shall survive so long as there are, and shall automatically terminate when there are no longer, any Registrable Securities outstanding, except the provisions contained in Section 4(g) of this Agreement shall survive termination of this Agreement. Notwithstanding the foregoing, any Permitted Transferee that is a charitable organization that is not controlled by the transferring Shareholder or one or more affiliates or relatives may elect to terminate this Agreement as to that Permitted Transferee if such Permitted Transferee beneficially owns less than one percent (1%) of the shares of Seacoast Common Stock then outstanding, and if such a Permitted Transferee so terminates this Agreement, such Permitted Transferee shall not be included in the Acting in Concert Group, and any transferee or assignee in a Permitted Sale or a Permitted Offering shall not be considered a “successor” or “assign” for purposes of Section 11 and shall have no obligation under this Agreement.

7.            Publicity.

The Shareholders acknowledge that Seacoast may be required to disclose the existence and terms of this Agreement pursuant to securities and banking laws. In addition, during the term of this Agreement, the Shareholders shall provide to Seacoast for Seacoast’s prior review and approval any disclosure proposed to be made by the Shareholders concerning this Agreement, which review and approval shall not be unreasonably delayed or withheld; provided that the Shareholders may make any disclosure which the Shareholders determine in good faith, based upon the advice of counsel, is required under applicable law.

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8.            Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Seacoast:               Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Email:   Chuck.Shaffer@seacoastbank.com

Attention:   Charles M. Shaffer

Copy to Counsel (which shall not constitute notice):

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Email:    Randy.Moore@alston.com

Attention:   Randolph A. Moore III

Shareholders:       As set forth on Schedule I.

9.            Governing Law and Choice of Forum.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction.

10.         Severability.

If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall, to the fullest extent permitted by applicable law, remain in full force and effect and in no way be affected, impaired or invalidated thereby.

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11.         Successors and Assigns.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

12.         Amendments.

This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

13.         Definitions.

Capitalized terms used, but not otherwise, defined in this Agreement shall have the meanings indicated in the Merger Agreement, unless the context otherwise requires. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)            The term “Acting in Concert Group” shall mean the Initial Holders, the Initial Holders’ Affiliates, and the Initial Holders’ Immediate Family.

(b)            Except in any instance by which the term may be used in the context of the Regulatory Control Standards, in which case those standards shall govern, the term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(c)            The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person and includes any “affiliate” as such term is defined under the Regulatory Control Standards.

(d)            The term “beneficial owner” has the meaning ascribed to it in, and shall be determined in accordance with, Rule 13d-3 of the SEC’s Rules and Regulations under the Exchange Act.

(e)            The term “change in control” means circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of Seacoast representing fifty percent (50%) or more of the total number of votes that may be cast for the election of the Board of Directors of Seacoast or (ii) the persons who were directors of Seacoast cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by Seacoast), merger or other business combination, sale of assets or contested election, or combination of the foregoing.

(f)            Except in any instance by which the term may be used in the context of the Regulatory Control Standards, in which case those standards shall govern, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

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(g)            The term “group” has the meaning as defined in Rule 13d-3 of the Exchange Act.

(h)            The term “Hedging Transaction” means any short sale (whether or not against the box) and any sale or grant of any put option or with respect to Seacoast Common Stock but shall not include a broad-based market basket or index, including the Nasdaq Bank Index and the KBW Nasdaq Regional Banking Index (or any successor index), that includes, relates to or derives a portion of its value from Seacoast Common Stock) that is conducted by the Shareholders from the Effective Time and through the date this Agreement terminates in accordance with Section 6 hereto.

(i)             The term “Holder” means the Shareholders and any transferee thereof, which holds of record which holds, from time to time, Registrable Securities.

(j)            The term “Immediate Family” includes a person's father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, the spouse of any of the foregoing, and the person's spouse.

(k)            The term “Monthly Limit” means, as to the Shareholders, collectively as a group, seven hundred and fifty thousand (750,000) shares of Seacoast Common Stock per calendar month.

(l)             The term “person” means an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of Seacoast.

(m)            The term “Registrable Securities” means, with respect to each Shareholder, (a) any shares of Seacoast Common Stock or Seacoast Preferred Stock (together, the “Shares”) received as merger consideration pursuant to the Merger Agreement; (b) any other Seacoast Common Stock or Seacoast Preferred Stock held by the Shareholders and purchased from Seacoast directly or through an underwriter or placement agents; and (c) any securities issued as (or issuable upon the conversion or exercise of any warrant, right, preferred stock or other security which is issued after the date of this Agreement as) a dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization with respect to, or in exchange for or in replacement of, the Seacoast Common Stock and Seacoast Preferred Stock held by the Shareholders, provided that Seacoast Common Stock or Seacoast Preferred Stock held by a Holder who holds less than five percent (5%) of the aggregate amount Seacoast Common Stock or Seacoast Preferred Stock then outstanding shall not be Registrable Securities if such Registrable Securities are eligible for Sale pursuant to Rule 144 without restriction (including with respect to manner of sale and volume limitations).

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(n)            The term “Regulatory Control Standards” shall mean the applicable provisions of Regulation Y of the Board of Governors of the Federal Reserve System, set forth at 12 C.F.R. Part 225, including any interpretations thereof published by the Board of Governors of the Federal Reserve System.

(o)            The term “Registration Expenses” means all fees and expenses incurred by Seacoast relating to any registration, qualification or compliance pursuant to this Agreement (including any Mandatory Registration or Shelf Registration), including, without limitation, all registration and filing fees, exchange listing fees, transfer agent’s and registrar’s fees, cost of distributing prospectuses in preliminary and final form as well as any supplements thereto, printing expenses, fees and disbursements of counsel for Seacoast, blue sky fees and expenses, Financial Industry Regulatory Authority fees, expenses of Seacoast’s independent accountants, and fees and expenses of underwriters (excluding discounts and commissions) and any other persons retained by Seacoast, but shall not include Selling Expenses and the compensation of regular employees of Seacoast, which shall be paid in any event by Seacoast. Notwithstanding the foregoing, Registration Expenses shall include the reasonable, documented, fees and expenses of one counsel chosen by the holders of a majority of the Registrable Securities covered by such registration for such counsel rendering services customarily performed by counsel for selling stockholders that are submitted to Seacoast in writing.

(p)            The term “Securities Act” means the Securities Act of 1933, as amended, or similar federal statute successor thereto, and the rules and regulations of the Commission promulgated thereunder, as they each may, from time to time, be in effect.

(q)            The term “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

(r)            The term “Shareholders” means all persons set forth on Exhibit A.

(s)            The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Seacoast Common Stock or any interest in any Seacoast Common Stock; provided, however, that a merger or consolidation in which Seacoast or any of its subsidiaries is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Shareholders. The term “transfer” shall not include a transfer of record (but not beneficial) ownership to transfer shares of Seacoast Common Stock into “street name” as part of a customary custody arrangement.

(t)            The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a shareholder on any matter.

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(u)            The term “voting rights” means those rights that would make the security a “voting security” as such term is defined in 12 C.F.R. 225.2(q) or any successor provision.

14.         Termination.

This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 6, unless earlier terminated pursuant to Section 5 or Section 6 hereof or by mutual written agreement of the parties.

15.         Counterparts; Facsimile.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

16.          Duty to Execute.

Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chairman and Chief Executive Officer

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SHAREHOLDERS

/s/ JENNIFER MORSE PARR
JENNIFER MORSE PARR

/s/ TRACY MORSE DADEO
TRACY MORSE DADEO

/s/ MARK MORSE
MARK MORSE

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Schedule I

Notice Information

Jennifer Morse Parr	The address on file with Seacoast.
Tracy Morse Dadeo	The address on file with Seacoast.
Mark Morse	The address on file with Seacoast.

EXHIBIT A

SHAREHOLDERS

Jennifer Morse Parr

Tracy Morse Dadeo

Mark Morse

EXHIBIT B

SHAREHOLDERS’ HOLDINGS

Holdings of VBI Common Stock as of immediately prior to the Closing:

VBI Common Stock
Jennifer Morse Parr
Tracy Morse Dadeo
Mark Morse

Holdings of Seacoast Common Stock and Seacoast Preferred Stock as of the Closing Date:

	Seacoast Common Stock	Seacoast Preferred Stock
Jennifer Morse Parr
Tracy Morse Dadeo
Mark Morse

EXHIBIT C

CERTIFICATE OF DESIGNATIONS

EXHIBIT G

Execution

DEVELOPER SUPPORT AGREEMENT

BY AND AMONG

the villages operating company,

The Villages development operating company, llc,

seacoast NATIONAL BANK

AND,

solely for the limited purposes expressly set forth in Section 5 of this Agreement,

The Villages Land Holding Company, LLC

Holding Company of the villages, INC.

THE VILLAGES DEVELOPMENT HOLDING COMPANY, LLC

-i-

DEVELOPER SUPPORT AGREEMENT

This DEVELOPER SUPPORT AGREEMENT is entered into on May 29, 2025 (the “Signing Date”), by and among The Villages Operating Company, a Florida corporation (“VOC”), and The Villages Development Operating Company, LLC, a Florida limited liability company (“VDOC”) (VOC and VDOC are referred to herein collectively as “The Villages”), Seacoast National Bank, a national banking association (“SNB”) and, solely for the limited purposes expressly set forth in Sections 5 and 9 of this Agreement, The Villages Land Holding Company, LLC, a Florida limited liability company (“VLH”), The Holding Company of the Villages, Inc., a Florida corporation (“HCV”), and The Villages Development Holding Company, LLC, a Florida limited liability company (“VDH”).

RECITALS

WHEREAS, on May 29, 2025, Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), SNB, Villages Bancorporation, Inc., a Florida corporation and an Affiliate of The Villages (“VBI”), and Citizens First Bank, a Florida state-chartered bank and wholly-owned subsidiary of VBI (the “Bank”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) (capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement);

WHEREAS, on the Closing Date, VBI will be acquired by SBC pursuant to the merger of VBI with and into SBC and the merger of the Bank with and into SNB, in each case pursuant to the terms of the Merger Agreement; and

WHEREAS, in connection with the Merger Agreement, and concurrently with the execution thereof, the Parties desire to enter into this Agreement, to be effective as of the Closing.

NOW, THEREFORE, subject to the occurrence of the Closing, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. The following terms shall have the meanings set forth below:

1.1            “Affected Party” has the meaning set forth in Section 9.2.

1.2            “Affiliate” or “Affiliates” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

1.3            “Agreement” means this Developer Support Agreement, as may be amended from time to time.

1.4            “Bank” has the meaning set forth in the Recitals.

1.5            “Bank Branch” means an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, but excluding any establishment intended to primarily offer wealth management and/or brokerage services.

1.6            “Bankruptcy Event” has the meaning set forth in Section 7.2(d).

1.7            “Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York, New York or in the Covered Geography.

1.8            “SNB Change of Control” means, (a) any merger, consolidation or similar transaction involving SNB in which SNB is not the surviving entity or becomes a subsidiary of another entity, (b) a sale of all or substantially all of the assets of SNB or (c) or any transaction or series of related transactions in which any Person becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the equity interests of SNB.

1.9            “Closing” has the meaning set forth in the Merger Agreement.

1.10            “Confidential Information” has the meaning set forth in Section 9.1.

1.11            “Control,” “Controlling” or “Controlled by” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities or ownership interests, by contract or otherwise.

1.12            “Covered Geography” means the tracts and parcels in the counties of Lake, Sumter, and Marion in the State of Florida comprising the community generally known as “The Villages,” as it may be expanded in a contiguous manner (and, for the avoidance of doubt, within Central Florida) from time-to-time.

1.13            “CPI Index” means the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items published by the Bureau of Labor Statistics of the United States Department of Labor (base year 1982-1984=100), or any successor index thereto. If publication of the Consumer Price Index is discontinued, or if the basis of calculating the Consumer Price Index is materially changed, then the Parties shall reasonably agree upon a substitute for the Consumer Price Index comparable statistics as computed by an agency of the United States Government or, if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the Consumer Price Index.

1.14            “Development Plan” means a map and accompanying descriptive text setting forth the commercial developments (including the number and proposed locations thereof) to be constructed as part of a New Town Center or New Shopping Center, as applicable, which shall comply with all applicable local land regulations in all material respects and which shall include the roads (and location thereof) to be constructed in such New Town Center or New Shopping Center and any preliminary design plans then prepared by The Villages or its Affiliates. The Development Plan shall set forth the location at which a Bank Branch is proposed to be located, which shall, for the avoidance of doubt, be an outparcel site with road frontage.

1.15            “Development Plan Delivery Date” has the meaning set forth in Section 2.1.

1.16            “Disclosing Party” has the meaning set forth in Section 9.2.

1.17            “Effect” means any change, effect, event, occurrence or development.

1.18            “Effective Date” has the meaning set forth in Section 7.1.

1.19            “Existing Town Centers” means, collectively, the town centers with the Covered Geography known as Spanish Springs, Lake Sumter Landing, Brownwood, Middleton, and Eastport.

1.20            “Form Ground Lease” means the form of ground lease as agreed between The Villages and VBI (or its subsidiaries) attached hereto as Exhibit A.

1.21            “Future Bank Branch” means an SNB Bank Branch that is located within the Covered Geography and has not been acting as a Bank Branch prior to Closing.

1.22            “Future Bank Branch Ground Lease” has the meaning set forth in Section 2.2.

1.23            “Future Development” means the New Town Center or New Shopping Center, as applicable, that is the subject of a Development Plan.

1.24            “Governmental Entity” means any federal, national, state, foreign, provincial, territorial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof, in each case, that is not formed by and Controlled by The Villages or its Affiliates.

1.25            “HCV” has the meaning set forth in the Preamble.

1.26            “Laws” means any common law, treaty, law, rule, statute, code, regulation, treatise, directive, judgment, injunction, order, ordinance, decree, resolution, promulgation, guidance or other restriction of or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, in each case, enacted, promulgated, issued or put into effect by any Governmental Entity.

1.27            “Lease” means, with respect to any real property, all legally binding written agreements in the nature of space leases, subleases, lettings, licenses, franchises, concessions or occupancy agreements, all other instruments or agreements with or given by tenants, subtenants, licensees, franchisees, concessionaires or occupants and all amendments, modifications, supplements, guaranties, additions, extensions, renewals and side letters of or to any of the foregoing, affecting such real property. For the avoidance of doubt, Leases include Ground Leases.

1.28            “Lease Negotiation Period” has the meaning set forth in Section 2.2.

1.29            “Merger Agreement” has the meaning set forth in the Recitals.

1.30            “New Shopping Center” has the meaning set forth in Section 2.1.

1.31            “New Town Center” has the meaning set forth in Section 2.1.

1.32            “Parties” means The Villages, SBC and, solely for the limited purposes expressly set forth in Section 5 of this Agreement, The Villages Land Holding Company, LLC.

1.33            “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof or other entity.

1.34            “Priority Period” means the period from the Effective Date until the ten (10)-year anniversary of the Closing.

1.35            “SBC” has the meaning set forth in the Recitals.

1.36            “Semi-Annual Certification” has the meaning set forth in Section 6.

1.37            “Service Level Decline” has the meaning set forth in Section 7.2(f).

1.38            “Shopping Center Development Plan” means a Development Plan for a New Shopping Center.

1.39            “Signing Date” has the meaning set forth in the Preamble.

1.40            “SNB” has the meaning set forth in the Preamble.

1.41            “SNB Bank Branch” means any Bank Branch which is or was at any time after the Effective Date owned or operated by SNB or its Affiliates within the Covered Geography, excluding, for the avoidance of doubt, any SNB Existing Bank Branch.

1.42            “SNB Existing Bank Branch” means any Bank Branch operated, owned or leased by SNB or its Affiliates within the Covered Geography prior to the Closing.

1.43            “SNB Material Adverse Effect” has the meaning set forth in Section 10.2(b)(2).

1.44            “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or Controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For the avoidance of doubt, VBI is a Subsidiary of SBC as of the Closing.

1.45            “Successor” means any Person who acquires by purchase, divestiture, merger or otherwise all or substantially all of the stock, assets or business of another Person.

1.46            “Term” has the meaning set forth in Section 7.1.

1.47            “The Villages” has the meaning set forth in the Preamble.

1.48            “The Villages Material Adverse Effect” has the meaning set forth in Section 10.1(b)(2).

1.49            “Town Center Development Plan” means a Development Plan for a New Town Center.

1.50            “Town Center Restricted Period” has the meaning set forth in Section 3.2.

1.51            “VDH” has the meaning set forth in the Preamble.

1.52            “VDOC” has the meaning set forth in the Preamble.

1.53            “VLH” has the meaning set forth in the Preamble.

1.54            “VOC” has the meaning set forth in the Preamble.

2.	Future Development Zones.

2.1            During the Priority Period, (a) prior to or promptly following the finalization by The Villages of a development plan for any proposed newly constructed commercial center within the Covered Geography that is generally consistent in size and design to the Existing Town Centers (a “New Town Center”), The Villages will deliver to SNB a copy of the applicable Town Center Development Plan and (b) prior to or promptly following The Villages’ entry into a lease with the anchor tenant for a proposed newly constructed grocery-anchored shopping center with outparcels within the Covered Geography (a “New Shopping Center”), The Villages will deliver to SNB a copy of the applicable Shopping Center Development Plan. In each case, the date of delivery of the applicable Development Plan is referred to as the “Development Plan Delivery Date.”

2.2            During the ninety (90)-day period beginning on a Development Plan Delivery Date (the “Lease Negotiation Period”), SNB and The Villages shall negotiate in good faith a ground lease for a Future Bank Branch (a “Future Bank Branch Ground Lease”) for an outparcel site with road frontage at a location designated by The Villages in the applicable Development Plan.

2.3            Each Future Bank Branch Ground Lease shall have the terms substantially similar to the Form Ground Lease and all other terms of each Future Bank Branch Ground Lease shall be subject to the mutual agreement of The Villages and SNB; provided that, notwithstanding anything in the Form Ground Lease, the terms of each Future Bank Branch Ground Lease shall include triple net, base rent of $100,000 per acre as of the Effective Date (which shall be increased proportionately with any change in the CPI Index since the Effective Date, provided such increases shall not exceed four percent (4%) per annum).

2.4            Subject to Section 3.2, if SNB fails to enter into a Future Bank Branch Ground Lease with The Villages within the applicable Lease Negotiation Period, then notwithstanding anything to the contrary herein, The Villages shall not be bound to any prohibitions or restrictions in favor of SNB as they pertain specifically to the applicable New Town Center or New Shopping Center. In addition, notwithstanding to the contrary herein, including Section 3.2, if SNB ceases operations with the public from any Bank Branch (including any SNB Existing Bank Branch) in an existing commercial center within the Covered Geography and such cessation of operations is not permitted under the terms of the Lease of the applicable Bank Branch, then The Villages shall not be bound to any prohibitions or restrictions in favor of SNB as they pertain specifically to such commercial center.

3.	Restricted Activities.

3.1            The Villages and its Affiliates shall be prohibited from entering into a Lease, selling or otherwise making available space that is intended to be primarily operated as a Bank Branch in a New Shopping Center to any Person other than SNB or its Affiliates: (i) during the Lease Negotiation Period with respect to such New Shopping Center and (ii) with respect to the New Shopping Centers in which SNB has entered into a Future Bank Branch Ground Lease, for one (1) year following the date of the execution of such Future Bank Branch Ground Lease. For the avoidance of doubt, nothing in the foregoing shall prohibit SNB and The Villages from negotiating additional Leases in a Future Development in addition to the applicable Future Bank Branch Ground Lease.

3.2            During the Term of this Agreement, as same may be extended pursuant to Section 7.3 (the “Town Center Restricted Period”), The Villages and its Affiliates shall not enter into a Lease, sell, or otherwise make available space that is intended to be primarily operated as a Bank Branch in any commercial center within the Covered Geography (including any New Town Center).

3.3            For the avoidance of doubt, the restrictions set forth in Section 3.1 and Section 3.2 shall not apply to any Lease, sale or other arrangement entered into prior to the Effective Date, including, in the case of Leases, any renewals or extensions thereof entered into during the Town Center Restricted Period.

4.	Recordation.

4.1            The obligations of The Villages set forth herein shall not be recorded in any public real estate records (including by or at the direction of SNB or its Affiliates); provided, however, that in all events SNB shall have the right to make any filings or other disclosures regarding this Agreement and/or the terms hereof that are required under applicable Laws.

5.	Operating Depository Accounts.

5.1            From the Effective Date until the three (3)-year anniversary of the Effective Date, unless otherwise consented to in writing by SNB in its sole discretion: (i) HCV, VLH and VDH shall each maintain with SNB or its Affiliates their respective primary depositary accounts and banking relationships consistent with past practice ; and (ii) and VDOC and SNB each agree that certain sweep repurchase agreements having a value of approximately Ninety-Five Million Dollars ($95,000,000) as of the date of this Agreement will reprice to a market rate of the effective Federal Funds Rate, less 200 basis points.

6.	Regulatory Compliance.

6.1            Semiannually, beginning on the date that is six (6) months following the Closing Date (and on each six (6)-month anniversary thereafter), SNB shall deliver to The Villages a certificate signed on behalf of SNB by a duly authorized officer of SNB certifying that SNB has been and remains (i) in compliance with all applicable banking regulations in all material respects and (ii) “well capitalized” (in accordance with the Federal Deposit Insurance Corporation’s applicable rules and regulations as promulgated from time to time) (each, a “Semi-Annual Certification”). Notwithstanding anything to the contrary in this Section 6.1 or any other provision of this Agreement, neither SNB nor its Affiliates shall make (or be obligated to make) any disclosure, representation or warranty (or take any other action) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and 12 C.F.R. § 4.32(b)) of a Governmental Entity to the extent prohibited by applicable law.

7.	Term and Termination.

7.1            The term of this Agreement (the “Term”) shall commence as of the Closing Date (the “Effective Date”) and shall terminate and expire on the tenth (10th) anniversary of Effective Date (the “Expiration Date”), as such Expiration Date may be extended pursuant to the terms of Section 7.3, unless earlier terminated in accordance with the terms of Section 7.2. If the Closing does not occur and the Merger Agreement is terminated in accordance with its terms, this Agreement shall be void and of no effect.

7.2            Subject to Section 7.3, this Agreement may be terminated only as follows:

(a)            by mutual written agreement of The Villages and SNB;

(b)            by The Villages, if SNB shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement which breach, inaccuracy or failure to perform is either (i) not curable on or prior to the date set forth in Section 7.3, or (ii) is not cured by the date that is thirty (30) days following written notice from The Villages to SNB of such breach; provided that if such breach, inaccuracy or failure cannot reasonably be cured within such thirty (30) day period, SNB shall have a reasonable period of time, not to exceed an additional ninety (90) days, to effect such cure so long as SNB commences such cure with the initial thirty (30) day period and diligently pursues same to completion;

(c)            by SNB, if The Villages shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform is either (i) not curable on or prior to the date set forth in Section 7.3, or is (ii) not cured by the date that is thirty (30) days following written notice from SNB to The Villages of such breach; provided that if such breach, inaccuracy or failure cannot reasonably be cured within such thirty (30) day period, The Villages shall have a reasonable period of time, not to exceed an additional ninety (90) days, to effect such cure so long as The Villages commences such cure with the initial thirty (30) day period and diligently pursues same to completion;

(d)            subject to applicable Law, by either Party upon the occurrence of a Bankruptcy Event of the other Party. “Bankruptcy Event” shall mean, each as provided for under any provisions of federal or state bankruptcy Law: with respect to either Party, if such Party (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Party or of all or any substantial part of its properties or assets, or (vii) if one hundred twenty (120) days after the commencement of any proceeding against the Party seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within one hundred twenty (120) days after the appointment without such Party’s consent or acquiescence of a trustee, receiver or liquidator of such Party or of all or any substantial part of its properties or assets, the appointment is not vacated or stayed, or within one hundred twenty (120) days after the expiration of any such stay, the appointment is not vacated;

(e)            by The Villages, if the BauerFinancial star rating for SNB, or any successor of SNB (by merger or otherwise), falls below three-and-a-half (3.5) stars; provided (i) that, if BauerFinancial ceases to publish ratings for U.S. banking institutions in substantially similar form as on the date hereof, The Villages and SNB shall mutually agree on a replacement rating and termination threshold in good faith (the foregoing BauerFinancial star rating or applicable replacement rating system and termination threshold are referred to herein as the “Financial Rating Threshold”; and (ii) any failure by SNB or any successor of SNB to satisfy the Financial Rating Threshold shall in no event be deemed a default or breach by SNB under this Agreement, and the foregoing right of termination and right to cause the then existing Term of this Agreement to expire pursuant to the express terms of Section 7.3 shall be The Villages’ sole and exclusive remedies in connection with any such failure.

(f)              from the fifth (5th) anniversary of the Effective Date through the termination of the Agreement, by The Villages, if The Villages determines, in good faith, that there has been a significant decline in the satisfaction of SNB’s customers or in the quality of retail banking services provided by SNB, in each case, within the Covered Geography, or there has been any material reputational harm to The Villages or any of its properties as a result of such declines (a “Service-Level Decline”), and the circumstances that gave rise to the Service Level Decline are either not curable on or prior to the date set forth in Section 7.3 or is not cured by the date that is ninety (90) days following written notice from The Villages to SNB of such Service Level Decline; provided that in no event shall a Service-Level Decline be deemed a default or breach by SNB under this Agreement, and the foregoing right of termination and right to cause the then existing Term of this Agreement to expire pursuant to the express terms of Section 7.3 shall be The Villages’ sole and exclusive remedies in connection therewith; and

(g)             from the fifth (5th) anniversary of the Effective Date through the remaining term of the Agreement, by The Villages, in the event of an SNB Change of Control; provided that (i) in no event shall an SNB Change in Control be deemed a default or breach by SNB under this Agreement, and the foregoing right of termination shall be The Villages’ sole and exclusive remedy in connection therewith, and (ii) this clause (g) shall be of no force or effect with regard to any SNB Change in Control that occurs prior to the fifth (5th) anniversary of the Effective Date.

7.3            Extension of Term. Subject to the terms of Section 7.2, the Expiration Date of the Term shall be automatically extended for two (2) consecutive five (5) year periods (each an “Extension Period”); provided, however, that (i) if The Villages notifies SNB no earlier than one (1) year and no later than six (6) months prior to the then current Expiration Date that, as of the date of such notice (A) SNB is not in compliance with the Semi-Annual Certification requirements set forth in Section 6.1, (B) SNB does not satisfy the Financial Rating Threshold, and/or (C) there is an uncured Service Level Decline; and (ii) SNB fails to cure all deficiencies contained in The Villages’ notice within ninety (90) days of receipt thereof; then (iii) then extension of the Expiration Date by the applicable Extension Period shall be void and no force and effect and this Agreement shall terminate on the then current Expiration Date. If the Expiration Date is extended by an Extension Period in accordance with this Section 7.3, all references in this Agreement to the “Expiration Date“ and the “Term” shall mean the Expiration Date and Term as extended by such Extension Period.

8.	Effect of Termination and Surrender.

8.1            Effect of Termination. Subject to Section 9, upon valid termination of this Agreement in accordance with Section 7, each Party shall (i) cease the use of the other Party’s non-public, Confidential Information to which it has no rights following termination under this Agreement or any other agreement, (ii) promptly return to the other Party, or, if such other Party gives written permission, promptly destroy, all such Confidential Information of the other Party, and (iii) promptly return to the other Party, or, if such other Party gives written permission, promptly destroy such portions of any documents, notes, summaries, analysis, memoranda and other writings whatsoever (including copies, extracts or other reproductions) prepared by a Party that contain the Confidential Information. Each Party shall complete such return or destruction as promptly as commercially possible, but in no event later than fifteen (15) days from the date of the termination of this Agreement. Promptly after the date that a Party returns or destroys all such information, such Party shall provide written confirmation to the other Party that the return or destruction of the information has been completed and that neither such Party nor any subcontractor or agent thereof retains any such information in any form. Notwithstanding the foregoing, a Party may retain Confidential Information (i) to the extent required by applicable Law and (ii) to the extent that it is automatically “backed-up” on its or their (as the case may be) systems or servers in the ordinary course of operation, is not available to or accessed by an end user (other than IT or compliance employees) and cannot be expunged without considerable effort; provided that notwithstanding anything to the contrary herein, and notwithstanding the termination or expiration of this Agreement, such Confidential Information shall remain subject to the terms of this Agreement applicable to Confidential Information for the earlier of (A) three (3) years from the valid termination of this Agreement or (B) the date such information no longer constitutes Confidential Information.

8.2            Cooperation. Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with the other Party in connection with the foregoing provisions of this Section 8.

8.3            Survival. The rights and obligations of the Parties set forth in Sections 8, 9 and 11 and any right, obligation or required performance of the Parties which, by its express terms or nature and context is intended to survive termination of this Agreement, shall survive any such termination.

8.4            No Further Rights and Obligations. Other than the rights and obligations of the Parties set forth in this Section 8, Section 9 and such obligations as may survive pursuant to the express provisions of this Agreement, upon termination of this Agreement, each of SNB and The Villages shall have no further rights, duties or obligations under this Agreement.

9.	Confidentiality, Press Releases and Media Relations.

9.1            Each Party agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the other Party, its direct or indirect equityholders or any of its businesses in connection with this Agreement or any Future Bank Branch Ground Lease (collectively, “Confidential Information”); provided that such disclosure may be made (a) to any Person who is an officer, director or employee of such Party or its Affiliates, or counsel to, accountants of, or a consultant to such Party or its Affiliates solely for their use in representing such Party in connection herewith and on a need-to-know basis; provided that such Persons are notified of the Party’s confidentiality obligations hereunder, (b) with the prior consent of the other Party, (c) subject to Section 9.2, pursuant to a subpoena or order issued by a Governmental Entity, (d) to any Governmental Entity pursuant to Laws as reasonably determined by such Party or (e) in connection with any legal action or claim filed by either Party to enforce the terms and conditions of this Agreement in accordance with the terms of Section 11.3. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall any filings or disclosure required to be made by SNB or its Affiliates with the Securities and Exchange Commission or any other banking regulatory agency pursuant to applicable Laws be deemed Confidential Information under this Agreement or otherwise subject to the terms of this Section 9.

9.2            If any Party (the “Disclosing Party”) is requested or required in accordance with Law (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes of any Governmental Entity, court, regulatory body or stock exchange) to disclose or produce any Confidential Information furnished in the course of this Agreement or any Future Bank Branch Ground Lease, the Disclosing Party will provide the other Party (the “Affected Party”) with prompt written notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that the Affected Party may seek an appropriate protective order or order or waive compliance with the provisions of this Section 9.2. Each Party further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder a Disclosing Party is nonetheless, in the written opinion of its legal counsel: (a) compelled to disclose or produce Confidential Information to any tribunal in accordance with Law; and (b) at risk of liability for any actions relating to contempt or for any censure or penalty, such Disclosing Party may disclose or produce only such portion of that Confidential Information as is required to such tribunal legally authorized to request and entitled to receive such Confidential Information without liability hereunder; provided, however, that the Disclosing Party shall give the Affected Party written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its reasonable best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

9.3            Except as otherwise required by applicable Law or the rules or regulations of any stock exchange, the right to make, timing and content of any public announcements and press releases relating to this Agreement or the relationship contemplated herein (including any response to any inquiry from the press or media soliciting information about the Parties’ relationship) by or on behalf of any Party shall be subject to the mutual approval of The Villages and SNB (which consent shall not be unreasonably withheld, conditioned or delayed in either case).

10.	Representations and Warranties.

10.1            Representations and Warranties of The Villages. The Villages represents and warrants to SNB that as of the Signing Date and as of the Effective Date:

(a)            Organization; Authority. The Villages Operating Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida, with requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to conduct its business in all material respects as currently conducted. The Villages Development Operating Company LLC is validly existing as a limited liability company in good standing under the laws of the State of Florida, with requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to conduct its business in all material respects as currently conducted.

(b)            Authorization; Enforceability.

(1)            The Villages has the corporate or analogous power and authority to execute and deliver this Agreement and any Future Bank Branch Ground Lease to which it is a party, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by The Villages of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or analogous action on its part and no further approval or authorization is required on its part. This Agreement, assuming the due authorization, execution and delivery by the other parties hereto, is (or when executed will be) valid and binding obligations of The Villages, enforceable against The Villages in accordance with its terms.

(2)            This Agreement has been duly executed and delivered by The Villages. The execution, delivery and performance by The Villages of this Agreement and the consummation of the transactions contemplated hereby, and compliance by it with any of the provisions hereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or require consent or approval under, or result in the acceleration of any right or obligation under, or the loss of any benefit under, or accelerate the performance required by, or result in a right of termination, acceleration, modification or cancellation of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (x) its organizational documents or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, permit, contract, agreement or other instrument or obligation to which it is a party or by which it may be bound, or to which it or any of its properties or assets is subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law applicable to it or any of its properties or assets except, in the case of clauses (A)(y) and (B), for those occurrences that have not had and would not reasonably be expected to have, individually or in the aggregate, a The Villages Material Adverse Effect. “The Villages Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of The Villages to carry out timely, or that has or would prevent, impair or materially delay The Villages from consummating the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

(3)            Other than such notices, filings, exemptions, reviews, authorizations, consents or approvals as have been made or obtained as of the date hereof, no notice to, filing with, exemption or review by, or authorization, consent or approval of, or clearance or authorization of, any Governmental Entity is required to be made or obtained by The Villages in connection with the consummation by The Villages of the transactions contemplated hereby, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain would not reasonably be expected to be material to The Villages.

10.2            Representations and Warranties of SNB. SNB represents and warrants to The Villages that as of the Signing Date and as of the Effective Date:

(a)            Organization; Authority. SNB has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida, with requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to conduct its business in all material respects as currently conducted.

(b)            Authorization; Enforceability.

(1)            SNB and each of its Affiliates that is or will be a party to any Future Bank Branch Ground Lease, has the corporate or analogous power and authority to execute and deliver this Agreement and any Future Bank Branch Ground Lease to which it is a party, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by SNB of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or analogous action on its part and no further approval or authorization is required on its part. This Agreement, assuming the due authorization, execution and delivery by the other parties hereto, is (or when executed will be) valid and binding obligations of SNB enforceable against SNB in accordance with its terms.

(2)            This Agreement has been duly executed and delivered by SNB. The execution, delivery and performance by SNB of this Agreement and the consummation of the transactions contemplated hereby, and compliance by it with any of the provisions hereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or require consent or approval under, or result in the acceleration of any right or obligation under, or the loss of any benefit under, or accelerate the performance required by, or result in a right of termination, acceleration, modification or cancellation of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (x) its organizational documents or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, permit, contract, agreement or other instrument or obligation to which it is a party or by which it may be bound, or to which it or any of its properties or assets is subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law applicable to it or any of its properties or assets except, in the case of clauses (A)(y) and (B), for those occurrences that have not had and would not reasonably be expected to have, individually or in the aggregate, an SNB Material Adverse Effect. “SNB Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of SNB to carry out timely, or that has or would prevent, impair or materially delay SNB from consummating the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

(3)            Other than such notices, filings, exemptions, reviews, authorizations, consents or approvals as have been made or obtained as of the date hereof, no notice to, filing with, exemption or review by, or authorization, consent or approval of, or clearance or authorization of, any Governmental Entity is required to be made or obtained by SNB in connection with the consummation by SNB of the transactions contemplated hereby, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain would not reasonably be expected to be material to SNB.

11.	General Provisions.

11.1            Assignment. Except as otherwise set forth herein, neither this Agreement nor any of the rights and obligations of the Parties hereunder or thereunder may be assigned by any party, without the prior written consent of each other party.

11.2            Governing Law. This Agreement and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement will be governed and construed in accordance with the Laws of the State of Florida, without reference to its conflicts of law principles.

11.3            Jurisdiction. Each Party irrevocably agrees that all matters arising out of or related to this Agreement or the transactions contemplated hereby or thereby or disputes relating hereto or thereto (whether for breach of contract, tortious conduct or otherwise) will be brought exclusively in the United States District Court for the Middle District of Florida, or, if such court does not have jurisdiction, the Fifth Judicial Circuit of the State of Florida, and, in each case, the appellate courts having jurisdiction thereover, and irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby or disputes relating hereto or thereto (whether for breach of contract, tortious conduct or otherwise) in (i) the United States District Court for the Middle District of Florida or (ii) the Fifth Judicial Circuit of the State of Florida, and, in each case, the appellate courts having jurisdiction thereover, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.

11.4            Service of Process. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 will be effective service of process for any proceeding in Florida with respect to any matters for which it has submitted to jurisdiction pursuant to Section 11.3.

11.5            Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and each Party hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise). Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of any proceeding, seek to enforce the foregoing waiver, (b) certifies that such Party has considered the implications of this waiver and (c) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.5.

11.6            Notices. Except as otherwise provided in this Agreement, all notices, requests, permissions, waivers and other communications hereunder must be in writing and will be deemed to have been given only (a) on the third (3rd) Business Day following the day on which the same is sent by registered or certified mail, return receipt requested, postage prepaid, (b) when sent by electronic email transmission (including via .pdf files); provided that confirmation of the email transmission is received from the recipient (which may be automatically generated), (c) when delivered, if delivered personally to the intended recipient, or (d) one (1) Business Day following the day on which the same is sent by overnight delivery via a reputable national overnight air courier service (receipt requested) and, in each case, addressed to a Party at the following address for such Party:

(i)            if to The Villages:

Villages Bancorporation, Inc.

1050 Lake Sumter Landing

The Villages, Florida 32162

Email: Jay.Bartholomew@mycitizensfirst.com

Attention: Jay Bartholomew; Chief Executive Officer

with a copy (which will not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention: Igor Kirman, Esq.; John L. Robinson, Esq.
Email: IKirman@wlrk.com; JLRobinson@wlrk.com

(ii)            if to SNB:

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Email: Chuck.Shaffer@seacoastbank.com

Attention: Charles M. Shaffer Seacoast National Bank

with a copy (which will not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Email: Randy.Moore@alston.com

Attention: Randolph A. Moore III

or to such other address, facsimile or email as is furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.6.

11.7            Amendments. This Agreement may be amended, modified, supplemented, superseded or canceled and any of the provisions hereof may be waived only by an instrument in writing signed by each of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except where a specific time period is specified, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.8            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by electronic mail in “portable document format” form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, to the other Party.

11.9            Severability; Enforcement. The invalidity, illegality or unenforceability of any portion hereof will not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by applicable Law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11.10            Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes any previous agreements and understandings between the Parties with respect to such matters. There are no restrictions, promises, representations, warranties, agreements or undertakings of either Party with respect to the transactions contemplated by this Agreement other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.

11.11            Interpretation. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (d) the word “or” shall not be deemed to be exclusive; (e) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”; (f) all references herein to “$” or “dollars” shall be to U.S. dollars; (g) references to “written” or “in writing” include in electronic form; (h) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (j) a reference to any Person includes such Person’s Successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (m) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related rules and regulations thereunder and published interpretations thereof, and references to any contract or instrument are to that contract or instrument as from time to time amended, modified or supplemented. Each of the parties hereto has participated in the drafting and negotiation of this Agreement and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

11.12            No Partnership. Nothing contained in or done pursuant to this Agreement will be construed as creating a partnership, agency or joint venture; and neither Party will be bound by any representation, act or omission of the other Party with respect to third parties.

11.13            No Third-Party Beneficiaries. The execution and delivery of this Agreement will not be deemed to confer any rights upon or obligate either Party to any other person or entity.

11.14            Other Activities. Subject to the provisions of Section 2 and Section 3, the Parties: (a) recognize that the other Party, its Affiliates and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, have or may in the future have other business interests, activities and investments, independently or with others, some of which may be in conflict or competition with the business of the other Party; (b) agree that the other Party, its Affiliates and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, are entitled to carry on such other business interests, activities and investments; (c) agree that neither the other Party, its Affiliates nor any of their respective members, partners, shareholders, officers, directors, employees, agents or representatives, shall have any right, by virtue of this Agreement or otherwise, in or to such business interests, activities and investments; and (d) agree that the pursuit of such business interests, activities and investments, even if competitive with the business of the other Party, shall not be deemed wrongful or improper.

11.15            Remedies. In the event any Party fails to cure any default or breach of this Agreement within any applicable notice, cure or grace period set forth herein, the other Party shall be entitled, except as may be otherwise expressly set forth herein, to pursue any remedies available at law or in equity on account of such breach or default, including seeking injunctive relief or specific performance of any covenant or agreement of the defaulting Party.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first shown above.

THE VILLAGES OPERATING COMPANY

By:	/s/ Mark Morse

Print Name:	Mark Morse

Title:	Director

THE VILLAGES DEVELOPMENT OPERATING COMPANY, LLC

By:	/s/ Mark Morse

Print Name:	Mark Morse

Title:	Director

THE VILLAGES LAND HOLDING COMPANY, LLC

By:	/s/ Mark Morse

Print Name:	Mark Morse

Title:	Director

HOLDING COMPANY OF THE VILLAGES, INC.

By:	/s/ Mark Morse

Print Name:	Mark Morse

Title:	Director

[Signature Page to Developer Support Agreement]

THE VILLAGES DEVELOPMENT HOLDING COMPANY, LLC

By:	/s/ Jay Bartholomew

Print Name:	Jay Bartholomew

Title:	CEO and President

SEACOAST NATIONAL BANK

By:	/s/ Charles M. Shaffer

Print Name:	Charles M. Shaffer

Title:	Chairman and CEO

EXHIBIT A

Form of Ground Lease

[see attached]

[Exhibit A – Form of Ground Lease]